UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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KIMCO REALTY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2018
PROXY STATEMENT

CHIPOTLE
CHIPOTLE

WHOLE FOODS

KIMCO™ REALTY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We cordially invite you to attend the 2018 annual stockholders’ meeting of Kimco Realty Corporation, a Maryland corporation (the “Company”).

date:	April 24, 2018

time:	10:00 a.m. (local time)

place:	Grand Hyatt New York
109 East 42nd Street
New York, NY 10017

record date:	The close of business on February 28, 2018

At the 2018 annual meeting, stockholders as of the close of business on the record date will be asked to consider and vote upon the following matters, as more fully described in the Proxy Statement:

1	2	3	4
Election of nine directors to serve for a term ending at the 2019 annual meeting of stockholders and until their successors are duly elected and qualify	Advisory resolution to approve the Company’s executive compensation (“Say-on-Pay”) as described in the Proxy Statement	Ratification of the appointment of Pricewaterhouse Coopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018	Such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof

YOUR VOTE IS IMPORTANT TO US. Whether or not you plan to attend the annual meeting, please authorize a proxy to vote your shares as soon as possible to ensure that your shares will be represented at the 2018 annual meeting.

By Order of the Board of Directors,

Bruce M. Rubenstein
Executive Vice President, General Counsel and Secretary
March 15, 2018

Important Notice Regarding Internet Availability of Proxy Materials

We are pleased to take advantage of the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials, lower the costs and reduce the environmental impact of our 2018 annual meeting. We will send a full set of proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about March 15, 2018, and provide access to our proxy materials over the Internet, beginning on March 15, 2018, for the holders of record and beneficial owners of our Common Stock as of the close of business on the record date. The Notice of Internet Availability instructs you on how to access and review the Proxy Statement and our annual report. The Notice of Internet Availability also instructs you on how you may authorize a proxy to vote your shares over the Internet.

3333 New Hyde Park Road New Hyde Park, NY 11042-0020

2018 PROXY STATEMENT AT A GLANCE

The following executive summary is intended to provide a broad overview of the items that you will find elsewhere in this Proxy Statement. As this is only a summary, we encourage you to read the entire Proxy Statement for more information about these topics prior to voting.

Annual Meeting of Shareholders:		PROPOSAL	BOARD’S VOTING RECOMMENDATION	PAGE REFERENCES (for more detail)
date:	April 24, 2018	Election of Directors	FOR EACH NOMINEE	17
time:	10:00 a.m. (local time)	Advisory Resolution to Approve Executive Compensation	FOR	53
place:	Grand Hyatt New York 109 East 42nd Street New York, NY 10017	Ratification of Independent Accountants	FOR	55
record date:	The close of business on February 28, 2018

6       Kimco Realty Corporation 2018 PROXY STATEMENT

DIRECTOR NOMINEES (PROPOSAL 1)

			Committee	Experience

Milton Cooper	89	1991
Philip E. Coviello	74	2008
Richard G. Dooley	88	1991
Conor C. Flynn	37	2016
Joe Grills	82	1997
Frank Lourenso	77	1991
Colombe M. Nicholas	73	2011
Mary Hogan Preusse	49	2017
Richard B. Saltzman	61	2003

Member	Chair

Attendance: During 2017, each director attended 100% of the aggregate of the total meetings of the Board and of the committees of the Board on which such director serves. Ms. Hogan Preusse attended 100% of all Board and committee meetings after her election to the Board in February 2017.

Kimco Realty Corporation 2018 PROXY STATEMENT       7

BOARD COMPOSITION

The following charts show the composition of the nine members of the Board by age, tenure and gender. More information about our process for evaluating the composition of the Board and the role of diversity in recommending candidates for a director position can be found on page 26.

Age	Tenure	Gender

CORPORATE GOVERNANCE HIGHLIGHTS

INDEPENDENCE
We have an Executive Compensation Committee that is 100% independent. The Committee engages its own compensation consultant and affirms each year that the consultant has no conflicts of interest and is independent.

NO HEDGING OR PLEDGING TRANSACTIONS
We have a policy prohibiting all directors and named executive officers (“NEOs”) from engaging in any hedging transactions with respect to equity securities of the Company held by them, which includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, and collars) designed to hedge or offset any decrease in the market value of our equity securities. We also have a policy that prohibits directors and NEOs from using the Company’s Common Stock in any pledging transactions.

COMPENSATION CLAWBACK POLICY
We may seek repayment of cash and equity incentive compensation paid to NEOs in the event of a material misstatement of the Company’s financial results where an NEO engaged in actual fraud or willful unlawful misconduct that materially contributed to the need to restate the Company’s financial results.

STOCK OWNERSHIP GUIDELINES
We have stock ownership guidelines for our directors and executive officers. As of December 31, 2017, each of the directors and executive officers (other than Ms. Hogan Preusse) satisfied his or her individual stock ownership requirement. Ms. Hogan Preusse became a director of the Company on February 1, 2017 and has until February 1, 2022 to meet her required ownership levels under our current stock ownership guidelines. See page 23 for a detailed discussion of our stock ownership guidelines.

CHANGE OF CONTROL PAYMENTS
We maintain an executive severance plan with a “double trigger” change in control arrangement that covers certain of our NEOs. The executive severance plan does not provide for any gross-up payments for taxes.

STOCKHOLDER ENGAGEMENT
The Board of Directors believes that accountability to stockholders is a mark of good corporate governance and is critical to the Company’s success. The Company regularly communicates with its stockholders throughout the year to better understand their views on a range of topics and to provide perspective on the Company’s corporate governance policies and practices.

During 2017, the Company met with more than half of our top 25 stockholders (representing approximately 43% of the outstanding shares of our Common Stock). Topics discussed included our strategy and performance, board composition and structure, executive compensation program and sustainability initiatives. We solicited feedback from stockholders on these subjects and reported their responses to our Board of Directors.

8       Kimco Realty Corporation 2018 PROXY STATEMENT

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION (PROPOSAL 2)

We are requesting that the stockholders approve, on a non-binding, advisory basis, the compensation of the NEOs as described in this Proxy Statement. The Board of Directors recommends a vote FOR Proposal 2 as it believes that the 2017 compensation decisions are consistent with key objectives of Kimco’s executive compensation program: to promote long-term performance through emphasis on the individual performances and achievements of our executive officers, commensurate with our business results, and to successfully execute our strategy to be the premier owner and operator of open-air shopping centers through investments primarily in the U.S. This proposal was supported by over 94% of the votes cast (which excludes abstentions and broker non-votes) in 2017 and 2016. Please see the Compensation Discussion and Analysis, Summary Compensation Table and other compensation tables and disclosures beginning on page 30 of this Proxy Statement for a full discussion of our executive compensation.

2017 PERFORMANCE HIGHLIGHTS

+12.0%	+10MSF	+11.5%	+60	Basis Points
NET INCOME AVAILABLE TO THE COMPANY’S COMMON SHAREHOLDERS	TOTAL PRO RATA LEASING SQUARE FOOTAGE VOLUME	U.S. PRO-RATA CASH-BASIS RENTAL RATE LEASING SPREADS	TOTAL PRO-RATA OCCUPANCY

The increase in U.S. pro-rata cash-basis rental rate leasing spreads represents the difference between new rent and prior rent for the same spaces on all renewals, options, or new leases executed during 2017, subject to certain exclusions. Total pro-rata occupancy refers to our proportional ownership percentage being applied against properties in which we own less than a 100% interest.

We were able to deliver improved financial results and make progress on our business development strategies. Highlights of the 2017 fiscal year included:
●Increased net income available to the Company’s common shareholders to $372.5 million for the year ended December 31, 2017, representing a 12.0% increase from $332.6 million for the year ended December 31, 2016.

●Achieved funds from operations available to the Company’s common shareholders (“FFO”) as adjusted (non-GAAP) of $1.52 per diluted share for the full year 2017, representing a 1.3% increase over 2016 FFO as adjusted of $1.50 per diluted share. See Annex A starting on page 58 for the definition of FFO as adjusted and a reconciliation of net income to FFO as adjusted.

●Executed a total of 1,597 leases totaling over 10 million square feet in 2017, representing the highest leasing volume in the past 10 years. Achieved pro-rata rental rate leasing spreads of 11.5% with rental rates for the new leases up 22.9% and renewals/options increasing 8.9%.

●Total pro-rata occupancy reached 96.0% as of December 31, 2017, representing an increase of 60 basis points from the 2016 year-end level of 95.4% and only 20 basis points less than the Company’s historic record of 96.2%.

Kimco Realty Corporation 2018 PROXY STATEMENT 9

ANNUAL DIVIDEND HISTORY: 2013-2018 (per common share)

* Estimated full year 2018 dividend based on quarterly dividend paid January 16, 2018.

6.5%	average dividend growth over the past five years	7	consecutive years of dividend growth

●Acquired interests in three shopping centers and 10 separate parcels adjacent to existing properties totaling 2.0 million square feet for an aggregate gross purchase price of $382.1 million including $43.0 million of debt, with the Company’s share of the purchase price totaling $377.4 million.

●Disposed of ownership interests in 41 properties totaling 4.4 million square feet for an aggregate gross sales price of $565.7 million. The dispositions completed in 2017 resulted in the Company’s exit from the states of Rhode Island and Kansas, further concentrating the portfolio in core metropolitan markets.

●Issued $1.25 billion of new unsecured notes ($350 million 30-year at 4.45%, $400 million 10-year at 3.8% and $500 million 7-year at 3.3%), having a weighted average effective yield of 3.82%.

   Additionally, obtained a new $2.25 billion unsecured revolving credit facility, with borrowings at LIBOR plus 87.5 basis points. Repaid, with the proceeds from the new unsecured notes, $781.0 million of maturing debt and $250 million of the Company’s term loan, extending the Company’s weighted average debt maturity profile to one of the longest in the industry at 10.7 years.

●Completed a partial redemption of $225 million of the Company’s 6.000% Class I Cumulative Redeemable Preferred Stock. Issued $225 million of 5.125% Class L Cumulative Redeemable Preferred Stock and $264.5 million of 5.25% Class M Cumulative Redeemable Preferred Stock, which includes $34.5 million from the exercise of an over-allotment in January 2018.

10 Kimco Realty Corporation 2018 PROXY STATEMENT

2017 COMPENSATION PAID

The table below summarizes the 2017 total compensation paid to each NEO (see pages 30 through 49 of this Proxy Statement for further detail).

NAME	SALARY ($)	STOCK AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Milton Cooper	750,000	1,341,158	976,000	27,395	3,094,553
Conor C. Flynn	1,000,000	2,387,507	2,135,000	41,284	5,563,791
Ross Cooper*	450,000	487,278	500,000	21,030	1,458,308
Glenn G. Cohen	675,000	1,337,000	793,000	24,094	2,829,094
David Jamieson*	425,000	487,278	500,000	17,443	1,429,721

*Ross Cooper and David Jamieson became executive officers as of February 27, 2017.

SIGNIFICANT PORTION OF PAY IS PERFORMANCE-BASED & AT RISK*

Consistent with our executive compensation program, the significant majority of the total compensation during 2017 for our CEO, Mr. Flynn, and all other NEOs was incentive-based, commensurate with business results, and at risk unless such business results were achieved, as illustrated below. See page 33 for a discussion of the components of our executive compensation program.

* Amounts are based on the Summary Compensation Table on page 41.

Kimco Realty Corporation 2018 PROXY STATEMENT       11

BEST PRACTICE CORPORATE GOVERNANCE FEATURES

WHAT WE DO

✓DO maintain majority voting for the election of directors (uncontested elections)
✓DO provide for annual election of the entire Board
✓DO align pay and performance by linking a significant portion of total compensation to the achievement of a balanced mix of Company and individual performance criteria tied to operational and strategic objectives established at the beginning of the performance period by the Executive Compensation Committee and the Board

✓DO deliver a substantial portion of the value of equity awards in performance shares—if our total stockholder return for a performance period is less than the minimum target level, no performance shares are earned or issued with respect to the performance period

✓DO maintain rigorous stock ownership guidelines for directors and NEOs
✓DO maintain a clawback policy
✓DO conduct annual assessments of compensation at risk
✓DO provide stockholders the right to amend the Bylaws
✓DO have an Executive Compensation Committee comprised solely of independent directors
✓DO retain an independent compensation consultant that reports directly to the Executive Compensation Committee and performs no other services for the Company
✓DO provide caps on annual and long-term incentive plan awards
✓DO provide continuing education for our Board
✓DO have an annual offsite strategic review by the Board with management

WHAT WE DON’T DO

✗NO compensation or incentives that encourage risks reasonably likely to have a material adverse effect on the Company
✗NO tax gross ups for any executive officers
✗NO “single-trigger” change in control cash or equity payments
✗NO re-pricing or buyouts of underwater stock options
✗NO hedging or pledging transactions involving our securities
✗NO guarantees of cash incentive compensation or of equity grants
✗NO long-term employment contracts with executive officers
✗NO supermajority voting requirements

12       Kimco Realty Corporation 2018 PROXY STATEMENT

CORPORATE RESPONSIBILITY AND SUSTAINABILITY INITIATIVES

The Company is focused on building a thriving and sustainable business that succeeds by delivering long-term value for our stockholders. We take pride in how we conduct our business, including the positive contributions we make to our communities and our initiatives to safeguard the environment. Our key corporate responsibility priorities include openly engaging key stakeholders, leading by example in our operations, positively influencing our tenants and partners and enhancing our communities. In addition, during 2017 we invested approximately $11 million in sustainable improvement projects, including LED lighting retrofits, gateway lighting controls, utility sub-metering and irrigation controls.

The Company is committed to providing regular reporting on its corporate responsibility efforts, including both quantitative and qualitative information about impacts and initiatives. Since 2011, the Company has responded annually to both the Carbon Disclosure Project (“CDP”) and Global Real Estate Sustainability Benchmark (“GRESB”), and each year, the Company has increased its relative standing in scoring published by both CDP and GRESB. In addition to these annual investor responses, the Company annually publishes a comprehensive Corporate Responsibility Report, based on the Global Reporting Initiative framework, in order to reach a broad audience of stakeholders.

RECENT AWARDS

DOW JONES SUSTAINABILITY NORTH AMERICA INDEX Selected based on economic, environmental and social performance	2017 GRESB GREEN STAR COMPANY Highest designation for Global Real Estate Sustainability Benchmark (GRESB) respondents	2017 GREEN LEASE LEADER	2017 CDP AWARD Achieved A- rating for overall sustainability performance
2017 GRESB PUBLIC DISCLOSURE RECOGNITION Achieved A rating for quality of sustainability disclosure

2017 LIGHTING ENERGY EFFICIENCY
IN PARKING CAMPAIGN
Among companies participating in this campaign in 2017, we were recognized for:

●	Largest Number of Facility Upgrades
●	Largest Area of Facility Upgrades
●	Largest Portfolio-wide Annual Absolute Energy Savings

Kimco Realty Corporation 2018 PROXY STATEMENT       13

RATIFICATION OF INDEPENDENT ACCOUNTANTS (PROPOSAL 3)

We are requesting that the stockholders ratify the appointment of the Company’s independent registered public accounting firm for the year ending December 31, 2018. The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

TYPE OF FEES	2017	2016
Audit Fees(1)	$1,872,801	$1,821,865
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees(2)	-	$1,955
Total	$1,872,801	$1,823,820

(1) Audit fees include all fees for services in connection with (i) the annual integrated audit of the Company’s fiscal 2017 and 2016 financial statements and internal control over financial reporting included in its annual reports on Form 10-K, (ii) the review of the financial statements included in the Company’s quarterly reports on Form 10-Q, (iii) as applicable, the consents and other required letters issued in connection with debt and equity offerings and the filing of the Company’s shelf registration statement, current reports on Form 8-K and proxy statements during 2017 and 2016, (iv) ongoing consultations regarding accounting for new transactions and pronouncements and (v) out of pocket expenses.
(2) All other fees consisted of fees billed for other products and services. The fees relate to a publication subscription service and software licensing for accounting and professional standards.

14       Kimco Realty Corporation 2018 PROXY STATEMENT

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS to be held on April 24, 2018

We are providing you with this Proxy Statement in connection with the solicitation of proxies to be exercised at the 2018 Annual Meeting of Stockholders (the “Meeting”) of Kimco Realty Corporation, a Maryland corporation. The Meeting will be held at the Grand Hyatt New York, 109 East 42nd Street, New York, NY 10017, on Tuesday, April 24, 2018, at 10:00 a.m. (local time) for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement contains important information regarding the Meeting, the proposals on which you are being asked to consider and vote upon, information you may find useful in determining how to vote, and information about voting procedures. As used in this Proxy Statement, “we,” “us,” “our,” “Kimco” or the “Company” refers to Kimco Realty Corporation, a Maryland corporation.

This solicitation is made by the Company on behalf of the Board of Directors of the Company (the “Board of Directors” or the “Board”). Costs of this solicitation will be borne by the Company. Directors, officers, employees and agents of the Company and its affiliates may also solicit proxies by telephone, fax, e-mail or personal interview. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders. The Company will pay fees of approximately $10,500 to Alliance Advisors, L.L.C. for soliciting proxies on behalf of the Company.

Holders of our common stock, par value $0.01 per share (“Common Stock”), at the close of business on February 28, 2018, the record date, may attend and vote at the Meeting. We refer to the holders of our Common Stock as “stockholders” throughout this Proxy Statement. Each stockholder is entitled to one vote for each share of Common Stock held as of the close of business on the record date. At the close of business on the record date there were 424,900,374 shares of Common Stock issued and outstanding. The presence at the Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock entitled to be voted at the Meeting will constitute a quorum for the transaction of business at the Meeting.

If you received your proxy materials by mail, you should have received a proxy card enclosed with the Proxy Statement. Stockholders can vote in person at the Meeting or by authorizing a proxy. There are three ways to authorize a proxy to vote your shares:

BY TELEPHONE - Stockholders located in the United States that received proxy materials by mail can authorize a proxy by telephone by calling 1-800-690-6903 and following the instructions on the enclosed proxy card;

BY INTERNET - Stockholders can authorize a proxy over the Internet at www.proxyvote.com by following the instructions on the enclosed proxy card or Notice of Internet Availability (as defined on the next page); or

BY MAIL - Stockholders that received proxy materials by mail can authorize a proxy by mail by signing, dating and mailing the enclosed proxy card.

Telephone and Internet authorization methods for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (local time) on April 23, 2018.

VOTING INSTRUCTIONS

If your shares are held in the name of a bank, broker or other holder of record (in “street name”), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet proxy authorization also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Meeting in order to vote.

If you authorize a proxy to vote your shares, the individuals named on the proxy card or authorized by you by telephone or Internet (your “proxies”) will vote your shares in the manner you indicate. If you sign and return the proxy card or authorize your proxies by telephone or Internet without indicating your instructions, your shares will be voted as follows:

FOR the election of all nominees for director (see Proposal 1); FOR the resolution to approve, on a non-binding, advisory basis the Company’s executive compensation (see Proposal 2); FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2018 (see Proposal 3); and in the discretion of the proxy holder on any other matter that may properly come before the Meeting.

To be voted, proxies must be filed with the Secretary of the Company prior to the Meeting. Proxies may be revoked at any time before exercise at the Meeting (i) by filing a notice of such revocation with the Secretary of the Company, (ii) by filing a later-dated proxy with the Secretary of the Company or (iii) by voting in person at the Meeting.

Kimco Realty Corporation 2018 PROXY STATEMENT       15

If you own shares through a broker or other nominee in street name, you may instruct your broker or other nominee as to how to vote your shares. A “broker non-vote” occurs when you fail to provide a broker or other nominee with voting instructions and a broker or other nominee does not have the discretionary authority to vote your shares on a particular matter because the matter is not a routine matter under the New York Stock Exchange (“NYSE”) rules. Broker non-votes and abstentions will be counted for purposes of calculating whether a quorum is present at the Meeting. The vote required for each proposal is listed below:

	PROPOSAL	VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
PROPOSAL 1	Election of nine directors	Majority of the votes cast with respect to a nominee	No
PROPOSAL 2	Resolution to approve, on a non-binding, advisory basis, the Company’s executive compensation	Majority of the votes cast on the Proposal	No
PROPOSAL 3	Ratification of the appointment of the Company’s auditor for fiscal year 2018	Majority of the votes cast on the Proposal	Yes

With respect to Proposal 1, you may vote FOR, AGAINST or ABSTAIN for each nominee. If you ABSTAIN from voting on Proposal 1, the abstention will have no effect because it will not be a vote cast. The nominees receiving a majority of the votes cast will be elected as directors (i.e., the number of votes cast for a nominee must exceed the number of votes against that nominee).

With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal 2 or Proposal 3, the abstention will have no effect because it will not be a vote cast.

The U.S. Securities and Exchange Commission’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) or single set of Meeting materials to one address shared by two or more of our stockholders. We have delivered only one Notice of Internet Availability, Proxy Statement or annual report, as applicable, to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the Notice of Internet Availability, Proxy Statement or annual report, as applicable, to any stockholder at a shared address to which a single copy of those documents was delivered. In the future, if you prefer to receive separate copies of the Notice of Internet Availability, Proxy Statement or annual report, as applicable, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, NY 11717, Attention: Householding Department. If you are currently a stockholder sharing an address with another stockholder and are receiving more than one Notice of Internet Availability, Proxy Statement or annual report, as applicable, and wish to receive only one copy of future Notices of Internet Availability, proxy statements or annual reports, as applicable, for your household, please contact Broadridge at the above phone number or address.

16       Kimco Realty Corporation 2018 PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

The Company’s Bylaws (the “Bylaws”), provide that all directors be elected at each annual meeting of stockholders. Our Board of Directors is currently comprised of nine directors. If authorized, and unless otherwise noted by the authorizing stockholder, the persons named as proxies in the accompanying form of proxy intend to vote in favor of the election of each of the nine nominees for director designated below, with each to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. It is expected that each of these recommended nominees will be able to serve, but if any such nominee is unable to serve, the proxies may vote for another person recommended by the Nominating and Corporate Governance Committee and nominated by the Board of Directors or the Board of Directors may reduce the number of directors to be elected at the Meeting.

INFORMATION REGARDING NOMINEES

The members of our Board of Directors provide the Board with a broad combination of experience and backgrounds that enable the Board to lead Kimco on its most crucial matters. Each of our directors has a distinguished record of leadership positions and decades of experience exercising responsible, prudent judgment in highly competitive businesses. We believe that each of our Board members offers broad strategic insights into Kimco’s competitive position based on their individual backgrounds enabling them to provide input on central issues of strategy and to oversee its execution by management. This includes directors with longstanding institutional experience with Kimco and in the REIT industry as well as directors who have joined our Board more recently and who bring new perspectives. The members of our Board individually have a proven record of collaboration in successfully implementing business practices, and the Board collectively represents a diversity of intellectual and experiential backgrounds, with complementary skills and professional training.

MILTON COOPER Co-Founder, Executive Chairman Age: 89 Director Since: 1991

Milton Cooper is the Executive Chairman of the Board of Directors for the Company. Mr. Cooper served as the Chairman of the Board of Directors and CEO of the Company from November 1991 to December 2009. In addition, Mr. Cooper was Director and President of the Company for more than five years prior to November 1991. In 1960, Mr. Cooper, along with a partner, founded the Company’s predecessor. Mr. Cooper led the Company through its initial public offering and growth over the past five decades. In addition, Mr. Cooper received a National Association of Real Estate Investment Trusts (“NAREIT”) Industry Leadership Award for his significant and lasting contributions to the REIT industry. Mr. Cooper is also a Director at Getty Realty Corporation. Mr. Cooper graduated from City College in New York and Brooklyn Law School.

Key experience and qualifications to serve on the Board of Directors include:
●	Mr. Cooper co-founded the Company and helps maintain the Company’s continuing commitment to its core values of integrity, creativity and stability. Mr. Cooper’s service on the Board of Directors allows the Company to preserve its distinctive culture and history.
●	Mr. Cooper’s reputation within the NAREIT community and among the Company’s business partners contributes significantly to the Company’s continued leadership in the REIT industry.
●	Mr. Cooper’s ability to communicate, encourage and foster diverse discussions of the Company’s business, together with his five decades of executive leadership experience, make Mr. Cooper a highly effective Executive Chairman of the Board of Directors.

Kimco Realty Corporation 2018 PROXY STATEMENT       17

PHILIP E. COVIELLO Director (Non-Management), Chair of Audit Committee Age: 74 Director Since: 2008

Philip E. Coviello has been a Director of the Company since May 2008, is the Chair of Audit Committee and a member of the Executive Compensation and Nominating and Corporate Governance Committees. Mr. Coviello was a partner at Latham & Watkins LLP, an international law firm, until his retirement from that firm in 2003. In addition, since 1996, Mr. Coviello has been a Director of Getty Realty Corporation, where he serves as Chair of the Audit Committee and is a member of its Compensation and Governance and Nominating Committees. Mr. Coviello holds an A.B. from Princeton University, an L.L.B. from the Columbia University School of Law and an M.B.A. from the Columbia University School of Business.

Key experience and qualifications to serve on the Board of Directors include:
●	35 years of experience counseling boards of directors and senior management as a corporate lawyer on a wide range of corporate governance, regulatory compliance and other issues that affect public companies.
●	Decades of experience as both issuers’ and underwriters’ counsel in capital markets transactions and heavy involvement in the presentation and analysis of hundreds of audited financial statements, pro forma financial statements and SEC filings, including representing the Company in its initial public offering.
●	Mr. Coviello’s contributions to the Company’s Audit Committee are bolstered by his service as Chair of the Audit Committee of Getty Realty Corporation.

RICHARD G. DOOLEY Lead Director (Non-Management), Chair of Nominating & Corporate Governance Committee Age: 88 Director Since: 1991

Richard G. Dooley has been a Director of the Company since December 1991. Mr. Dooley currently serves as the Lead Independent Director, the Chair of the Nominating and Corporate Governance Committee and a member of the Audit and Executive Compensation Committees. From 1993 to 2003, Mr. Dooley was a consultant to, and from 1978 to 1993 served as the Executive Vice President and Chief Investment Officer of, the Massachusetts Mutual Life Insurance Company. Mr. Dooley is a Director, Chair of the Compensation Committee and member of the Audit and Corporate Governance Committees of Jefferies LLC (formerly Jefferies Group, Inc.), a subsidiary of Leucadia National Corporation (“Leucadia”) (NYSE: LUK) pursuant to a merger between Leucadia and Jefferies Group, Inc. effective March 1, 2013. Mr. Dooley formerly served as a Director and member of the Compensation Committee of Leucadia. Mr. Dooley holds a B.S. degree from Northeastern University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Key experience and qualifications to serve on the Board of Directors include:
●	Expertise in corporate strategy development, organizational development and operational and corporate governance issues arising in complex organizations.
●	Familiarity with Sarbanes-Oxley compliance, internal auditing and financial controls issues and extensive financial expertise and experience with public accounting matters for global organizations.
●	Responsibility for portfolio investing in a wide variety of real estate properties and developments as Executive Vice President and Chief Investment Officer of the Massachusetts Mutual Life Insurance Company, bringing to the Company both executive leadership and real estate investment experience.
●	Expertise as a Chartered Financial Analyst and investment professional with decades of experience in analyzing and evaluating financial statements.

18       Kimco Realty Corporation 2018 PROXY STATEMENT

CONOR C. FLYNN Chief Executive Officer and Director Age: 37 Director Since: 2016

Conor C. Flynn has been the CEO of the Company since January 2016. Mr. Flynn joined the Company in 2003 as an asset manager and has held a variety of senior leadership roles with the organization including President, Chief Operating Officer, Chief Investment Officer and President, Western Region. Mr. Flynn received a B.A. degree from Yale University and a Master’s degree in Real Estate Development from Columbia University. Mr. Flynn is a licensed real estate broker in California, and a member of NAREIT, the Real Estate Roundtable, the Urban Land Institute (“ULI”) and the International Council of Shopping Centers (“ICSC”).

Key experience and qualifications to serve on the Board of Directors include:
●	Mr. Flynn’s leadership roles during his 15 years at the Company, including as President, Chief Operating Officer, Chief Investment Officer, President of the Western Region and as a member of the corporate leadership team and Investment Committee, provides Mr. Flynn with extensive knowledge and understanding of the Company and current industry and market trends.
●	Mr. Flynn’s role as Chief Executive Officer, together with his broad leadership experience and successful team-building efforts at the Company, provide unique insights into strategic and operational issues that the Company faces.
●	Mr. Flynn’s extensive operational background, together with his vision and demonstrated leadership results, aligns with the Company’s long-term objectives to continue to transform the Company’s real estate portfolio.

JOE GRILLS Director (Non-Management) Chair of Executive Compensation Committee Age: 82 Director Since: 1997

Joe Grills has been a Director of the Company since January 1997 and is the Chair of the Executive Compensation Committee and a member of the Audit and Nominating and Corporate Governance Committees. Mr. Grills was employed by IBM from 1961 to 1993 and held various positions in financial management in both IBM’s domestic and international businesses. Mr. Grills served as a director (1994-2007) and Co-Chairman of the Board of Directors (2002-2007) of a cluster of BlackRock (Merrill Lynch) Mutual Funds. He was a Director, was Vice Chairman (2000-2006), was Chairman (2006-2011) and is currently Chairman Emeritus of the Montpelier Foundation. He was on the Investment Advisory Committee of the Virginia Retirement System (1998-2016) and previously served as Vice Chairman (2002-2005) and Chairman (2005-2009). Mr. Grills was a Trustee, was Chairman and is currently a member of the Investment Committee of the Woodberry Forest School. In addition, Mr. Grills is a Trustee and is currently a Member (Chairman 2007-2011; 2014-2015) of the Investment Committee of the National Trust for Historic Preservation (also on Finance and Trustee/Governance Committees) and is a Trustee, a member of the Audit Committee and Chairman of the Development Committee of National Main Street Center, Inc., a subsidiary of National Trust for Historic Preservation. Mr. Grills was on the Individual Investor Advisory Committee of the NYSE from 2001 to 2014. He is a former Chairman and member of the Committee on Investment of Employee Benefit Assets of the Association of Financial Professionals. Mr. Grills holds a B.A. from Duke University and an M.B.A. from the University of Chicago.

Key experience and qualifications to serve on the Board of Directors include:
●	Experience as IBM’s Chief Investment Officer of the IBM Retirement Funds with wide-ranging expertise in domestic and international financial matters and strategic deliberations and substantial involvement in managing real estate investments.
●	Extensive experience with internal audit and business controls while at IBM and on other audit committees.
●	Extensive service on boards of directors and memberships on board committees in diverse corporate and nonprofit organizations with broad and deep familiarity with corporate governance and executive oversight matters.
●	Experience in compensation matters through exposure to executive compensation trends.

Kimco Realty Corporation 2018 PROXY STATEMENT       19

FRANK LOURENSO Director (Non-Management) Age: 77 Director Since: 1991

Frank Lourenso has been a Director of the Company since December 1991. Mr. Lourenso is currently a member of the Audit, Executive Compensation and Nominating and Corporate Governance Committees. Mr. Lourenso was an Executive Vice President of JPMorgan Chase & Co. (“J.P. Morgan,” and successor by merger to The Chase Manhattan Bank and Chemical Bank, N.A.) from 1990 until his retirement in June 2013. Mr. Lourenso was a Senior Vice President of J.P. Morgan for more than five years prior to 1990. Mr. Lourenso holds a B.B.A. and an M.B.A. from Baruch College.

Key experience and qualifications to serve on the Board of Directors include:
●	Executive Vice President of J.P. Morgan, one of the world’s leading financial services firms with global scale and reach, bringing to the Board of Directors the perspective of a financial executive with exposure to a wide array of economic, social and corporate governance issues.
●	Extensive experience with capital markets matters in the real estate industry and a key contributor to the Board of Directors’ strategic liquidity and capital discussions.
●	Expertise in management oversight and financial matters relating to complex global organizations.

COLOMBE M. NICHOLAS Director (Non-Management) Age: 73 Director Since: 2011

Colombe M. Nicholas has been a Director of the Company since May 2011. Ms. Nicholas is currently a member of the Executive Compensation and Nominating and Corporate Governance Committees. From 2002 to January 2018, Ms. Nicholas served as a consultant to Financo Global Consulting, the international consulting division of Financo, Inc., where she focused on identifying expansion opportunities and providing growth advice to companies. Ms. Nicholas’ retail experience includes Bonwit Teller, Bloomingdale’s and R.H. Macy. From the 1980s to 2000, Ms. Nicholas has served as President and CEO of Anne Klein Group, President and CEO of the Orr Felt Company, President and Chief Operating Officer of Giorgio Armani Fashion Corporation and President and CEO of Christian Dior New York. While at Christian Dior New York, Ms. Nicholas led sales growth from $125 million to $425 million. Ms. Nicholas has previously served on the Board of Directors of Oakley, Inc., The Mills Corporation, Tandy Brands and Herbalife International. Ms. Nicholas has a B.A. from the University of Dayton, a J.D. from the University of Cincinnati College of Law and an honorary doctorate in business administration from Bryant College of Rhode Island.

Key experience and qualifications to serve on the Board of Directors include:
●	Over 15 years of experience in the retail industry in various executive positions provides familiarity and a broad understanding of the operation of retail shopping centers.
●	Experience as President and CEO at major licensing, apparel and accessory manufacturing corporations provides insight into management’s day to day actions and responsibilities related to sales of those products.
●	Experience through service on other public company boards of directors and knowledge of corporate governance best practices in publicly-traded companies in today’s business environment.

20       Kimco Realty Corporation 2018 PROXY STATEMENT

MARY HOGAN PREUSSE Director (Non-Management) Age: 49 Director Since: 2017

Mary Hogan Preusse has been a Director of the Company since February 2017. Ms. Hogan Preusse is currently a member of the Audit, Executive Compensation and Nominating and Corporate Governance Committees. Ms. Hogan Preusse retired from APG Asset Management US Inc., a leading manager of pension assets, in May 2017. She joined APG’s predecessor in 2000 as a senior portfolio analyst and portfolio manager, and served from January 2008 to May 2017 as Managing Director and co-head of Americas Real Estate for APG Asset Management US Inc. She also served on the Executive Board of APG Asset Management US Inc. from 2008 until 2017. Prior to joining APG, Ms. Hogan Preusse spent eight years as a sell-side analyst covering the REIT sector, and began her career at Merrill Lynch as an investment banking analyst. Ms. Hogan Preusse currently serves on the boards of directors of Digital Realty Trust, Inc., Host Hotels & Resorts, Inc. and VEREIT, Inc. In May 2017, Ms. Hogan Preusse founded Sturgis Partners LLC, which provides consulting, investment, advisory services related to the public (listed) real estate industry. In 2015, she was the recipient of NAREIT’s E. Lawrence Miller Industry Achievement Award for her contributions to the REIT industry. She is also a member of the International Council of Shopping Centers, serves on the Investor Advisory Council for NAREIT, and is a member of the Real Estate Advisory Board for the Carey Business School at Johns Hopkins University. Ms. Hogan Preusse graduated from Bowdoin College in Brunswick, Maine with a degree in Mathematics and has served as a member of Bowdoin’s Board of Trustees since 2012.

Key experience and qualifications to serve on the Board of Directors include:
●	Significant experience in the REIT industry, including over 25 years of REIT financial statement analysis and underwriting and as a frequent panelist and speaker at industry conferences.
●	Experience managing all of APG’s public real estate investments in North and South America, with approximately $13 billion in assets under management at the time of her announced departure from APG.
●	Extensive experience interfacing with management and directors of publicly-traded REITs to discuss matters of governance and compensation during her career in asset management.

RICHARD B. SALTZMAN Director (Non-Management) Age: 61 Director Since: 2003

Richard B. Saltzman has been a Director of the Company since July 2003. Mr. Saltzman is a member of the Executive Compensation and Nominating and Corporate Governance Committees. Mr. Saltzman currently serves as a director, President and Chief Executive Officer of Colony NorthStar, Inc. (NYSE: CLNS), is Chairman of the Board of NorthStar Realty Europe Corp. (NYSE: NRE) and Chairman of the Board of Colony NorthStar Credit Real Estate Inc. (NYSE: CLNC). Prior to joining various predecessors of Colony NorthStar in 2003, Mr. Saltzman spent 24 years in the investment banking business, most recently as a Managing Director and Vice Chairman of Merrill Lynch’s investment banking division. Mr. Saltzman has a B.A. from Swarthmore College and an M.S. from Carnegie-Mellon University. Mr. Saltzman previously served on the board of directors of Colony Capital, Inc. until its merger to form Colony NorthStar in January 2017.

Key experience and qualifications to serve on the Board of Directors include:
●	More than 38 years of experience in real estate, including investing as a principal and as an investment manager, capital markets and investment banking.
●	Significant experience with REITs, including initial public offerings, other capital markets products and mergers and acquisitions.
●	Nearly 30 years of direct experience interacting in various capacities with the Company.

VOTE REQUIRED
Nominees for director shall be elected by a majority of the votes cast in person or by proxy at the Meeting. A majority of the votes cast means the affirmative vote of a majority of the total votes cast “for” and “against” such nominee. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT.

Kimco Realty Corporation 2018 PROXY STATEMENT       21

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

TERM OF OFFICE
All directors of the Company elected at the Meeting will serve terms ending at the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualify.

ATTENDANCE AT BOARD OF DIRECTORS, COMMITTEE MEETINGS AND 2017 ANNUAL MEETING.
The Board of Directors met five times in person or telephonically in 2017. During 2017, each director attended 100% of the aggregate of the total meetings of the Board and of the committees of the Board on which such director serves. Ms. Hogan Preusse attended 100% of all Board and committee meetings after her election to the Board in February 2017. The Company encourages directors to attend each annual meeting of stockholders, and all of the directors were in attendance at the 2017 Annual Meeting of Stockholders held on April 25, 2017. Our director attendance policy is included in our Corporate Governance Guidelines, which are available on the Company’s website located at www.kimcorealty.com and are available in print to any stockholder who requests them.

COMMUNICATIONS WITH DIRECTORS
The Audit Committee and the non-management directors welcome anyone who has a concern about the Company’s conduct or policies, or any employee who has a concern about the Company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board of Directors, the Lead Independent Director, the non-management directors or the Audit Committee. Such communications may be confidential or anonymous, and may be submitted in writing to the Board of Directors, the Lead Independent Director, the non-management directors or the Audit Committee by sending a letter by mail addressed to the Board of Directors, the Lead Independent Director, the non-management directors or the Audit Committee, as applicable, c/o Secretary of the Company, Kimco Realty Corporation, 3333 New Hyde Park Road, Suite 100, New Hyde Park, NY, 11042-0020. The Board of Directors has designated Richard G. Dooley as its Lead Independent Director to review these communications and present them to the entire Board of Directors or forward them to the appropriate directors. In addition, the Company maintains an Ethics Helpline, as further discussed in the Company’s Code of Conduct, which allows employees and contractors to submit concerns anonymously via phone or the Internet.

DIRECTOR INDEPENDENCE

Our Board of Directors has adopted a formal set of categorical independence standards for directors. These categorical standards specify the criteria by which the independence of our directors will be determined, including guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. These categorical standards meet, and in some areas exceed, the listing standards of the NYSE. The Board of Directors’ categorical standards are available along with our Corporate Governance Guidelines on the Company’s website located at www.kimcorealty.com and are available in print to any stockholder who requests them. In accordance with these categorical standards and the NYSE listing standards, the Board of Directors undertook its annual review of the independence of its directors on January 30, 2018. During this review, the Board of Directors considered transactions and relationships between each director or members of his or her immediate family and the Company. The Board of Directors also considered whether there were any transactions or relationships between directors or members of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder).

The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, the Board of Directors affirmatively determined that the following nominees for director are independent of the Company and its management under the standards set forth in the categorical standards and the NYSE listing standards:

Philip E. Coviello	Colombe M. Nicholas
Richard G. Dooley	Mary Hogan Preusse
Joe Grills	Richard B. Saltzman
Frank Lourenso

In making these determinations, the Board of Directors considered the relationships and transactions described under the caption “Certain Relationships and Related Transactions” beginning on page 50.

In addition, none of the independent directors’ family members serves as an executive officer, as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended, of the Company.

22       Kimco Realty Corporation 2018 PROXY STATEMENT

CORPORATE GOVERNANCE

BOARD LEADERSHIP STRUCTURE
The Board of Directors has separated the roles of the Executive Chairman of the Board of Directors and the CEO in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Executive Chairman of the Board of Directors provides guidance to the CEO, establishes the agenda for Board of Directors meetings in consultation with the CEO and presides over meetings of the full Board of Directors. Because Mr. Cooper, the Executive Chairman, is an employee of the Company and is, therefore, not “independent,” the Board of Directors has appointed the Chairman of the Nominating and Corporate Governance Committee, Richard G. Dooley, as Lead Independent Director to preside at all executive sessions of “non-management” directors, as defined under the NYSE Listed Company Manual.

LEAD INDEPENDENT DIRECTOR
The Lead Independent Director is elected by the other independent directors and presides at all meetings of the Board of Directors at which the Executive Chairman is not present, including executive sessions of the independent directors which typically occur after each in-person Board meeting. The Lead Independent Director encourages and facilitates active participation of all directors and serves as a liaison between management and the other independent directors. The Lead Independent Director also has the authority to call meetings of the independent directors, monitors and coordinates with management on corporate governance issues and developments and approves meeting agendas and the information sent to the Board of Directors, including the quality, quantity and timeliness of such information.

STOCKHOLDER ENGAGEMENT
The Board of Directors believes that accountability to stockholders is a mark of good corporate governance and is critical to the Company’s success. The Company regularly communicates with its stockholders throughout the year to better understand their views on a range of topics and to provide perspective on the Company’s corporate governance policies and practices.

During 2017, the Company met with more than half of our top 25 stockholders (representing approximately 43% of the outstanding shares of our Common Stock). Topics discussed included our strategy and performance, board composition and structure, executive compensation program and sustainability initiatives. We solicited feedback from stockholders on these subjects and reported their responses to our Board of Directors.

STOCK OWNERSHIP GUIDELINES
The Board of Directors adopted revised stock ownership guidelines in July 2012 for non-employee directors and executive officers that require each non-employee director and executive officer to own shares of our Common Stock. Under the guidelines, all current non-employee directors must own shares of our Common Stock with a value equal to five times the annual Board of Directors retainer. Executive officers must own shares of our Common Stock with a value equal to a certain multiple of his or her base salary. Our Executive Chairman must own shares of our Common Stock with a value equal to five times base salary; our CEO must own shares of our Common Stock with a value equal to five times base salary; our President must own shares of our Common Stock with a value equal to three times base salary; our Chief Operating Officer must own shares of our Common Stock with a value equal to three times base salary; and our Chief Financial Officer must own shares of our Common Stock with a value equal to two times base salary. Equity interests that count towards the satisfaction of the ownership guidelines include shares owned outright, shares jointly owned, restricted shares and shares held in a 401(k) retirement plan. Directors and executive officers have five years from the date they become a member of the Board of Directors or an executive officer to meet the ownership levels. All of our directors and executive officers are currently in compliance with the stock ownership requirements, except for Ms. Hogan Preusse, who was elected to the Board of Directors on February 1, 2017 and has until February 1, 2022 to meet the required ownership levels.

DIRECTOR CONTINUING EDUCATION
The Company maintains a formal program of continuing education for directors. In 2017, directors participated in customized Company-sponsored sessions on business-related topics, corporate governance matters, SEC rule changes, and other current topics such as cyber security, including issues applicable to particular committees of the Board of Directors. These sessions included detailed presentations on these matters and discussions on each of the covered topics.

CLAWBACK POLICY
The Company may seek repayment of cash and equity incentive compensation paid to NEOs in the event of a material misstatement of the Company’s financial results where an NEO engaged in actual fraud or willful or unlawful misconduct that materially contributed to the need to restate. When the Executive Compensation Committee of the Board of Directors determines that these circumstances exist, the Committee may direct the Company to recover the after-tax portion of the difference between the compensation actually paid or awarded and the compensation calculated using the restated financial statements, based upon the Committee’s view of all relevant facts and circumstances and the best interests of the Company.

RISK OVERSIGHT
Our Board of Directors oversees an enterprise-wide approach to risk management designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board of Directors reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company.

Kimco Realty Corporation 2018 PROXY STATEMENT       23

Our Board of Directors administers its risk oversight function with respect to our operating risk as a whole, and meets with management at least quarterly to receive updates with respect to our operations, business strategies and the monitoring of related risks. The Board of Directors also delegates oversight to the Audit, Executive Compensation and Nominating and Corporate Governance Committees to oversee selected elements of risk:

●

Our Audit Committee selects and engages our independent registered public accounting firm and oversees financial risk exposures, including monitoring the integrity of the financial statements, internal control over financial reporting and the independence of the auditor of the Company. The Audit Committee receives a risk and internal controls assessment report from the Company’s internal auditors on at least an annual basis and more frequently as appropriate, assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance with legal and regulatory matters related to the Company’s financial statements and meets quarterly with our financial management, independent auditors and legal advisors for updates on risks related to our financial reporting function. The Audit Committee also reviews and monitors our compliance programs, including the whistleblower program and whistleblower helpline with respect to financial reporting and other matters and oversees financial, credit and liquidity risk by working with our treasury function to evaluate elements of financial and credit risk and advise on our financial strategy, capital structure and long-term liquidity needs, and the implementation of risk mitigating strategies. Individuals who supervise day-to-day risk in this area have direct access to the Board of Directors, and our Chief Financial Officer meets regularly with our Audit Committee to discuss and advise on elements of risks related to our credit risk. The Audit Committee also oversees risk by working with management to review annually, or on an as needed basis, cybersecurity risk mitigation policies and initiatives as well as a code of conduct designed to support the highest standards of business ethics.

●

Our Executive Compensation Committee oversees risk management by participating in the creation of compensation structures that create incentives to support an appropriate level of risk-taking behavior consistent with the Company’s business strategy and stockholder interests.

●

Our Nominating and Corporate Governance Committee oversees governance related risks by working with management to establish corporate governance guidelines applicable to the Company, including recommendations regarding director nominees, the determination of director independence, Board of Directors leadership structure and membership on Board of Directors committees.

Our Board of Directors and committees’ risk oversight responsibilities are discussed further in “Committees of the Board of Directors” below.

COMMITTEES OF THE BOARD OF DIRECTORS

The following table identifies the current committee chairs and members:

		AUDIT COMMITTEE	EXECUTIVE COMPENSATION COMMITTEE	NOMINATING & CORPORATE GOVERNANCE COMMITTEE
Independent Directors	Philip E. Coviello	C	●	●
	Richard G. Dooley	●	●	C
	Joe Grills	●	C	●
	Frank Lourenso	●	●	●
	Colombe M. Nicholas		●	●
	Mary Hogan Preusse	●	●	●
	Richard B. Saltzman		●	●

Management Directors	Milton Cooper
Conor C. Flynn

(c) Chair
● Member

24       Kimco Realty Corporation 2018 PROXY STATEMENT

AUDIT COMMITTEE
Committee members: Philip E. Coviello, Chair Richard G. Dooley Joe Grills Frank Lourenso Mary Hogan Preusse	Number of meetings in fiscal year 2017: 5

Messrs. Coviello, Dooley, Grills and Lourenso and Ms. Hogan Preusse are each an “audit committee financial expert,” as determined by the Board of Directors in accordance with Item 407(d)(5) of Regulation S-K, and Messrs. Coviello, Dooley, Grills and Lourenso and Ms. Hogan Preusse are each “independent” from the Company as defined by the current listing standards of the NYSE.

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter is available on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities as related to the Company’s risk management processes. The Board of Directors and Audit Committee oversee:

●	the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls;
●	the performance of the internal audit function;
●

the annual independent integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, including the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance;

●	policy standards and guidelines for risk assessment and risk management;
●	the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures; and
●	the fulfillment of the other responsibilities set out in the Audit Committee Charter, as adopted by the Board of Directors.

The Audit Committee receives regular reports from management regarding the Company’s assessment of risks. In addition, the Audit Committee reports regularly to the Board of Directors. The Board of Directors and Audit Committee focus on the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the business strategies approved by the Board of Directors. While the Board of Directors oversees the Company’s risk management, management is responsible for the day-to-day risk management processes and reports directly to both the Board of Directors and Audit Committee on a regular basis and more frequently as appropriate. The Board of Directors believes this division of responsibilities is an effective approach for addressing the risks facing the Company.

The Audit Committee works with management to adopt and annually reviews a code of conduct designed to support the highest standards of business ethics. The Company’s Code of Business Conduct and Ethics (“Code of Conduct”) is available on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

EXECUTIVE COMPENSATION COMMITTEE
Committee members: Joe Grills, Chair Philip E. Coviello Richard G. Dooley Frank Lourenso Colombe M. Nicholas Mary Hogan Preusse Richard B. Saltzman	Number of meetings in fiscal year 2017: 4

The Board of Directors has established an Executive Compensation Committee, comprised solely of independent directors to:

●

evaluate (in consultation with management and the Board of Directors) and recommend to the Board of Directors for approval the compensation plans, policies and programs of the Company, especially those regarding executive compensation; and

●	determine and recommend to the Board of Directors for approval the compensation of the Chief Executive Officer and all other executive officers of the Company.

More specifically, the Executive Compensation Committee annually reviews and approves corporate goals and objectives relevant to the total direct compensation of the CEO and the other NEOs, including changes in base salary, bonus and equity awards. The Executive Compensation Committee also reviews the performance of the CEO and the other NEOs against these goals and objectives and, based on its evaluation, approves their total direct compensation. The details of the processes and procedures involved are described in the Compensation Discussion and Analysis beginning on page 30.

The Executive Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the Executive Compensation Committee Charter is on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

The Executive Compensation Committee has retained an independent compensation consultant, Pay Governance LLC (“Pay Governance”), which performs no other services for the Company. The Board of Directors and the Executive Compensation Committee, in consultation with Pay Governance and management, have reviewed the design and operation of the Company’s incentive compensation arrangements, including the performance objectives and target levels used in connection with incentive awards, and evaluated the relationship between the Company’s risk management policies and practices and these arrangements. As a result of this review, management has determined,

Kimco Realty Corporation 2018 PROXY STATEMENT       25

and the Board of Directors has affirmed management’s determination, that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company because they do not encourage the Company’s employees to take excessive or unnecessary risks. The Executive Compensation Committee believes that the combination of the Company’s (i) balanced approach to compensation, (ii) reliance on a variety of performance measures and (iii) use of both quantitative and qualitative assessments of performance reflected in the Company’s compensation program is consistent with the Company’s objectives and risk profile. Accordingly, the performance objectives in the Company’s annual incentive compensation plan are balanced with those contained in the Company’s long-term incentive compensation plan to ensure that both are aligned and consistent with the Company’s long-term business plan. The Company’s mix of equity-based awards has been allocated to ensure an appropriate combination of incentive and retention objectives, and the Company has established stock ownership guidelines to ensure that the interests of the Company’s executive officers are aligned with the interests of the Company’s stockholders.

In reaching its conclusion that the Company’s compensation policies and practices do not encourage excessive and unnecessary risk taking, the Executive Compensation Committee considered several factors including salaries, bonuses and equity awards. There is an annual performance-based bonus program for employees other than NEOs that provides a discretionary award based on their respective levels in the Company, individual performance and overall Company performance. While the Company’s bonus program for its leasing personnel is tied to personal production for new lease deals and renewals, management is comfortable that this bonus opportunity fairly incentivizes leasing personnel without being excessive. In addition, executive bonuses and equity awards are based on certain performance measures (established by the Executive Compensation Committee and management) including, but not limited to, FFO, results from operations, contributions from real estate investment programs, individual performance and enterprise-wide performance. The Company’s long-term equity awards consist of performance shares and restricted stock. These awards are intended to further link recipients’ interests with stockholder interests. The Company’s benefits and retirement plans are not linked to performance. The Company’s Executive Severance Plan with certain of its NEOs and members of management provides severance protections. Since there are no performance-based aspects of these severance arrangements, and the Company generally retains the ability to terminate an executive “for cause” without triggering severance, the Executive Compensation Committee does not believe these agreements encourage excessive risk taking. The Executive Compensation Committee believes it is not overly reliant on any single measure of performance and assesses actual results against each performance measure and takes into account overall performance compared to targets. In addition to the quantitative performance measures, the Executive Compensation Committee also assesses the broader business environment and relative performance of the Company in order to evaluate individual performance. Finally, the Executive Compensation

Committee considers changes in the business, industry and capital markets environment in determining compensation policies and practices.

NOMINATING & CORPORATE GOVERNANCE COMMITTEE
Committee members: Richard G. Dooley, Chair Philip E. Coviello Joe Grills Frank Lourenso Colombe M. Nicholas Mary Hogan Preusse Richard B. Saltzman	Number of meetings in fiscal year 2017: 4

All of the members of the Nominating and Corporate Governance Committee are independent directors. The functions of the Nominating and Corporate Governance Committee include recommending candidates for annual election to the Board of Directors and the filling of vacancies on the Board of Directors that may arise from time-to-time and senior management succession. The Nominating and Corporate Governance Committee is not limited to any specific process in identifying candidates and will consider candidates suggested by other members of the Board of Directors, as well as candidates recommended by stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in the Company’s Proxy Statement. Recommendations should be submitted to the Secretary of the Company. In addition, the Nominating and Corporate Governance Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling other duties.

As described in the Company’s Corporate Governance Guidelines, consideration is given to assuring that the Board of Directors, as a whole, considers diversity in its broadest sense, including persons diverse in geography, gender and ethnicity as well as representing diverse experiences, skills and backgrounds. We believe a diverse group of directors can best perpetuate the success of the business and represent stockholder interests through the exercise of sound business judgment. The Board of Directors and Nominating and Corporate Governance Committee take into account many factors in recommending candidates for a director position. These factors include, but are not limited to:

●	knowledge of real estate;
●	the ability to make independent analytical inquiries;
●	general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly-traded company in today’s business environment;
●	understanding of the Company’s business on a technical level;
●	other board service; and
●	educational and professional background.

26       Kimco Realty Corporation 2018 PROXY STATEMENT

In addition, each candidate nominee must possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. The Board of Directors and the Nominating and Corporate Governance Committee evaluate each individual candidate by considering all appropriate factors as a whole. The Company’s approach favors active deliberation rather than using rigid formulas to assign relative weights to these factors. Following the end of each fiscal year, the Nominating and Corporate Governance Committee establishes the criteria for and conducts an annual assessment of the performance of each member of the Board of Directors with respect to these factors. Consideration of other corporate governance principles or modifications of such principles may also be discussed at that time.

The Nominating and Corporate Governance Committee is also responsible for ensuring that the Company adheres to good corporate governance principles and developing and implementing the Company’s Corporate Governance Guidelines that apply to all of its directors and management. The Nominating and Corporate Governance Committee is also charged with ensuring the Company’s compliance with all NYSE listing requirements. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors. Copies of the Nominating and Corporate Governance Committee Charter and the Corporate Governance Guidelines are available on the Company’s website located at www.kimcorealty.com and are available in print to any stockholder who requests either document.

EXECUTIVE OFFICERS

The following table sets forth information with respect to the executive officers of the Company as of March 15, 2018.

NAME	AGE	POSITION	JOINED KIMCO
Milton Cooper	89	Executive Chairman of the Board of Directors	Co-Founder
Conor C. Flynn	37	Chief Executive Officer	2003
Ross Cooper	35	President and Chief Investment Officer	2006
Glenn G. Cohen	54	Executive Vice President, Chief Financial Officer and Treasurer	1995
David Jamieson	37	Executive Vice President and Chief Operating Officer	2007

The executive officers of the Company serve in their respective capacities for approximately one-year terms and are subject to election by the Board of Directors, generally at the time of the annual meeting of the Board of Directors following the 2018 Annual Meeting of Stockholders.

Please see Proposal 1 – Election of Directors – Information Regarding Nominees starting on page 17 for information regarding Milton Cooper and Conor C. Flynn.

ROSS COOPER was elected President and Chief Investment Officer in February 2017 and prior to that had served as Executive Vice President and Chief Investment Officer since May 2015, where he was responsible for leading the development and implementation of the Company’s acquisition and disposition strategy. Previously, he also served as Vice President of Acquisitions, Dispositions and Asset Management for the Southern Region from 2012 to 2014 and as Senior Vice President from 2014 to 2015. Ross Cooper holds a B.S. degree from the University of Michigan and a Master’s degree in Real Estate from New York University. Ross Cooper is the grandson of Milton Cooper, the Executive Chairman of the Company’s Board of Directors.

GLENN G. COHEN was elected Chief Financial Officer of the Company in June 2010, and continues as Treasurer, a position he has held since 1997. Mr. Cohen directs the Company’s financial and capital strategy and oversees the day-to-day accounting, financial reporting and planning, tax, treasury and capital market activities. In addition, Mr. Cohen is responsible for the information technology activities of the Company. Prior to joining the Company in 1995 as Director of Accounting and Taxation, Mr. Cohen served as Chief Operating Officer and Chief Financial Officer for U.S. Balloon Manufacturing Company, Chief Financial Officer for EMCO Sales and Service, L.P. and spent six years at the public accounting firm Coopers & Lybrand, LLP (predecessor to PricewaterhouseCoopers LLP), where he served as a manager in the audit group. Mr. Cohen is also a Director for Quality Care Properties, Inc. (NYSE: QCP) and a member of its Audit Committee. Mr. Cohen received a Bachelor of Science degree in accounting from the State University of New York at Albany in 1985. He is a Certified Public Accountant and a member of NAREIT and ICSC.

DAVID JAMIESON, was elected Executive Vice President and Chief Operating Officer in February 2017 and prior to that had served as Executive Vice President of Asset Management and Operations since 2015, where his role has been to identify, develop and implement opportunistic value creation strategies that optimize the Company’s portfolio performance, most notably by leading the Company’s redevelopment and selective ground-up development efforts. Previously, he also served as Vice President of Asset Management and Leasing for the Western Region from 2012 to 2015 and as Director of Real Estate for the Western Region from 2009 to 2011. Mr. Jamieson holds a B.S. degree from Boston College and an MBA from Babson College.

Kimco Realty Corporation 2018 PROXY STATEMENT       27

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT

The table below sets forth certain information available to the Company, as of February 28, 2018, with respect to shares of its Common Stock and Class I, Class J, Class K, Class L and Class M Cumulative Redeemable Preferred Stock (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of such shares and (ii) held, individually and as a group, by the directors and executive officers of the Company.

NAME & ADDRESS (WHERE REQUIRED) OF BENEFICIAL OWNER	SHARES OWNED BENEFICIALLY (#)						PERCENT OF CLASS (%)
	COMMON	CLASS I	CLASS J	CLASS K	CLASS L	CLASS M	COMMON	CLASS I(1)	CLASS J(1)	CLASS K(1)	CLASS L(1)	CLASS M(1)
The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355	73,448,046(2)	-	-	-	-	-	17.3%	-	-	-	-	-
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	41,753,452(3)	-	-	-	-	-	9.8%	-	-	-	-	-
State Street Corporation One Lincoln Street Boston, MA 02111	24,678,113(4)	-	-	-	-	-	5.8%	-	-	-	-	-
Milton Cooper c/o Kimco Realty Corporation 3333 New Hyde Park Rd. New Hyde Park, NY 11042	9,936,670(5)(6)	-	-	-	-	-	2.3%	-	-	-	-	-
Conor C. Flynn	497,251(7)	-	-	-	-	-	*	-	-	-	-	-
Richard G. Dooley	359,605(8)	-	-	-	-	-	*	-	-	-	-	-
Glenn G. Cohen	337,974(9)	-	-	-	-	-	*	-	-	-	-	-
Frank Lourenso	285,541(10)	-	-	-	-	-	*	-	-	-	-	-
Ross Cooper	192,524(11)	-	-	-	-	-	*	-	-	-	-	-
Richard B. Saltzman	167,446(12)	-	-	-	-	-	*	-	-	-	-	-
Philip E. Coviello	167,467(13)	-	-	-	-	-	*	-	-	-	-	-
Joe Grills	140,833(14)	-	-	-	-	-	*	-	-	-	-	-
David Jamieson	106,801(15)	-	-	-	-	-	*	-	-	-	-	-
Colombe M. Nicholas	81,369(16)	-	-	-	-	-	*	-	-	-	-	-
Mary Hogan Preusse	18,910(17)	-	-	-	-	-	*	-	-	-	-	-
All Directors and Executive Officers as a group (12 persons)	12,292,391	-	-	-	-	-	2.9%	-	-	-	-	-

* Less than 1%
(1) Not applicable. The Company’s Class I, Class J, Class K, Class L and Class M Preferred Stock are, generally, not voting securities of the Company.
(2) The Company has received a copy of Schedule 13G/A as filed with the SEC by The Vanguard Group (“Vanguard”) reporting ownership of these shares as of December 31, 2017. As reported in such Schedule 13G/A, Vanguard has sole voting power with respect to 1,075,424 shares and has sole dispositive power for 72,295,826 shares.
(3) The Company has received a copy of Schedule 13G/A as filed with the SEC by BlackRock, Inc. (“BlackRock”) reporting ownership of these shares as of December 31, 2017. As reported in such Schedule 13G/A, BlackRock has sole voting power with respect to 38,321,521 shares and sole dispositive power with respect to 41,753,452 shares.
(4) The Company has received a copy of Schedule 13G as filed with the SEC by State Street Corporation (“State Street”) reporting ownership of these shares as of December 31, 2017. As reported in such Schedule 13G, State Street has shared voting power with respect to 24,678,113 shares and shared dispositive power with respect to 24,678,113 shares.
(5) Includes 17,500 shares held by a foundation controlled by Mr. Cooper. Does not include 36,126 shares held by Mr. Cooper’s spouse and 1,449,481 shares held by adult members of Mr. Cooper’s family, as to all of which shares Mr. Cooper disclaims beneficial ownership. Does not include 243,965 shares held by a charitable remainder unitrust and 250,000 shares held by a charitable remainder annuity trust both of which Mr. Cooper’s spouse is trustee, as to all of which shares Mr. Cooper disclaims beneficial ownership. Includes options or rights to acquire 200,000 shares of Common Stock that are exercisable within 60 days of February 28, 2018, 39,035 shares held in his 401(k) account, 5,381 shares held in an IRA account and 187,230 shares of restricted stock.

28       Kimco Realty Corporation 2018 PROXY STATEMENT

(6) Excludes 2,065,356 shares held by KC Holdings, Inc., a private corporation in which Mr. Cooper holds less than 5% of the outstanding equity. Mr. Cooper’s adult children own 81.5% of KC holdings, Inc. Mr. Cooper disclaims beneficial ownership of all shares indirectly held by KC Holdings, Inc. and does not share the power to vote or dispose of such shares. Also excludes 4,820,000 shares held in a trust where Mr. Cooper’s adult child is the trustee of which Mr. Cooper disclaims beneficial ownership and does not share the power to vote or dispose of such shares.
(7) Includes 194 shares held by Mr. Flynn for his children. Includes options or rights to acquire 17,700 shares of Common Stock that are exercisable within 60 days of February 28, 2018 and 332,141 shares of restricted stock.
(8) Includes options or rights to acquire 47,000 shares of Common Stock that are exercisable within 60 days of February 28, 2018 and 22,123 shares of restricted stock.
(9) Includes 412 shares held by Mr. Cohen for his children. Includes options or rights to acquire 64,400 shares of Common Stock that are exercisable within 60 days of February 28, 2018, 13,113 shares held in his 401(k) account and 110,238 shares of restricted stock.
(10) Does not include 4,500 shares owned by Mrs. Lourenso, his spouse, as to all of which shares Mr. Lourenso disclaims beneficial ownership. Includes 5,403 shares held by Mr. Lourenso in trusts for the benefit of his grandchildren. Includes 12,674 shares owned by Mr. Lourenso’s children through a grantor retained annuity trust, of which Mr. Lourenso is trustee. Includes options or rights to acquire 47,000 shares of Common Stock that are exercisable within 60 days of February 28, 2018, 3,307 shares held in an IRA account and 22,123 shares of restricted stock.
(11) Includes 2,100 shares held by Mr. Cooper for his children. Includes options or rights to acquire 14,125 shares of Common Stock that are exercisable within 60 days of February 28, 2018 and 100,783 shares of restricted stock.
(12) Includes 50 shares held by Mr. Saltzman for his son. Includes options or rights to acquire 47,000 shares of Common Stock that are exercisable within 60 days of February 28, 2018 and 22,123 shares of restricted stock.
(13) Includes 10,000 shares held in a testamentary trust and 7,502 shares in a charitable remainder unitrust of which Mr. Coviello is a trustee. Does not include 10,000 shares owned by Mrs. Coviello, his spouse, as to all of which shares Mr. Coviello disclaims beneficial ownership. Includes options or rights to acquire 37,000 shares of Common Stock that are exercisable within 60 days of February 28, 2018, 60,000 shares held in an IRA account and 22,123 shares of restricted stock.
(14) Does not include 72,692 shares held in a charitable lead annuity trust of which Mrs. Grills, his spouse, is the sole trustee, as to all of which shares Mr. Grills disclaims beneficial ownership. Includes options or rights to acquire 47,000 shares of Common Stock that are exercisable within 60 days of February 28, 2018 and 22,123 shares of restricted stock.
(15) Includes options or rights to acquire 2,500 shares of Common Stock that are exercisable within 60 days of February 28, 2018 and 86,918 shares of restricted stock.
(16) Includes options or rights to acquire 14,667 shares of Common Stock that are exercisable within 60 days of February 28, 2018 and 22,123 shares of restricted stock.
(17) Includes 17,163 shares of restricted stock.

Kimco Realty Corporation 2018 PROXY STATEMENT       29

COMPENSATION DISCUSSION & ANALYSIS

INTRODUCTION

We pay our NEOs using salary, annual incentives and equity awards. We seek to pay our NEOs in a way that encourages long-term increases in stockholder value and long-term employee retention. We also recognize that our NEO pay must compete with what comparable employers pay. For 2017, our NEOs were:
●	Milton Cooper, Executive Chairman of the Board of Directors;
●	Conor C. Flynn, Chief Executive Officer;
●	Ross Cooper, President and Chief Investment Officer;
●	Glenn G. Cohen, Executive Vice President, Chief Financial Officer and Treasurer; and
●	David Jamieson, Executive Vice President and Chief Operating Officer.
Our Board of Directors has an Executive Compensation Committee (the “Committee”) that administers and monitors what and how we pay our NEOs and other executives.
The Committee held four meetings in person or by phone during 2017. The Committee is currently comprised of Joe Grills (Chairman), Philip E. Coviello, Richard G. Dooley, Frank Lourenso, Colombe M. Nicholas, Mary Hogan Preusse and Richard B. Saltzman. We encourage feedback from our stockholders regarding our executive compensation program. In 2017, over 94% of the votes cast (i.e., excluding abstentions and broker non-votes) in our Say-on-Pay advisory vote were to approve the proposal.

Our senior management team worked in 2017 to strategically position Kimco for long-term performance by focusing their efforts on strengthening our portfolio, maintaining our capital and liquidity positions and operating competitively. Our compensation decisions in 2017 emphasized rewarding corporate / financial performance and individual performance and achievements by our NEOs, commensurate with our business results, to successfully execute our strategy to be the premier owner and operator of open-air shopping centers through investments primarily in the U.S.

EXECUTIVE SUMMARY

Kimco Realty Corporation is one of the nation’s largest owners and operators of open-air shopping centers, measured in gross leasable area (“GLA”). The Company’s consolidated operating portfolio, comprised of 59.4 million square feet of GLA as of December 31, 2017, consists entirely of properties located in the U.S., inclusive of Puerto Rico. The Company’s ownership interests in real estate consist of its consolidated portfolio and portfolios where the Company owns an economic interest, such as properties in the Company’s investment real estate management programs, where the Company partners with institutional investors and also retains management.

2017 BUSINESS HIGHLIGHTS

We delivered improved financial results and made progress on our business development strategies. Highlights of the 2017 fiscal year included:
●	Increased net income available to the Company’s common shareholders to $372.5 million for the year ended December 31, 2017, representing a 12.0% increase from $332.6 million for the year ended December 31, 2016.
●	Achieved FFO as adjusted (non-GAAP) of $1.52 per diluted share for the full year 2017, representing a 1.3% increase over 2016 FFO as adjusted of $1.50 per diluted share. See Annex A starting on page 58 for the definition of FFO as adjusted and a reconciliation of net income to FFO as adjusted.
●	Executed a total of 1,597 leases totaling over 10 million square feet in 2017, representing the highest leasing volume in the past 10 years. Achieved pro-rata rental rate leasing spreads of 11.5% with rental rates for the new leases up 22.9% and renewals/ options increasing 8.9%.
●	Total pro-rata occupancy reached 96.0% as of December 31, 2017, representing an increase of 60 basis points from the 2016 year-end level of 95.4% and only 20 basis points less than the Company’s historic record of 96.2%.

30       Kimco Realty Corporation 2018 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS

●	Acquired interests in three shopping centers and 10 separate parcels adjacent to existing properties totaling 2.0 million square feet for an aggregate gross purchase price of $382.1 million including $43.0 million of debt, with the Company’s share of the purchase price totaling $377.4 million.
●	Disposed of ownership interests in 41 properties totaling 4.4 million square feet for an aggregate gross sales price of $565.7 million. The dispositions completed in 2017 resulted in the Company’s exit from the states of Rhode Island and Kansas, further concentrating the portfolio in core metropolitan markets.
●	Issued $1.25 billion of new unsecured notes ($350 million 30-year at 4.45%, $400 million 10-year at 3.8% and $500 million 7-year at 3.3%), having a weighted average effective yield of 3.82%. Additionally, obtained a new $2.25 billion unsecured revolving credit facility, with borrowings at LIBOR plus 87.5 basis points. Repaid, with the proceeds from the new unsecured notes, $781.0 million of maturing debt and $250 million of the Company’s term loan, extending the Company’s weighted average debt maturity profile to one of the longest in the industry at 10.7 years.
●	Completed a partial redemption of $225 million of the Company’s 6.000% Class I Cumulative Redeemable Preferred Stock. Issued $225 million of 5.125% Class L Cumulative Redeemable Preferred Stock and $264.5 million of 5.25% Class M Cumulative Redeemable Preferred Stock, which includes $34.5 million from the exercise of an over-allotment in January 2018.

EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE HIGHLIGHTS

Our compensation philosophy and corporate governance standards are designed to align executive compensation with long-term stockholder interests:
●	We maintain a majority vote for the annual election of directors (uncontested elections) and we have no supermajority voting requirements.
●	The leadership structure of our Board of Directors consists of an Executive Chairman, a Lead Independent Director, who is elected by the independent directors, and knowledgeable committee chairs with appropriate experience.
●	The Committee’s independent compensation consultant, Pay Governance, is retained directly by the Executive Compensation Committee and performs no other services for the Company.
●	The Committee conducts periodic reviews of our compensation strategy, including a review of our compensation-related risk profile so that our compensation-related policies and programs do not create risks that are reasonably likely to have a material adverse effect on the Company.
●	A significant portion of our NEOs’ pay is performance-based. For example, in 2017, approximately 81% of our CEO’s total compensation was linked directly to the Company’s performance and 67% of annual long-term incentive opportunities for Messrs. Milton Cooper, Flynn and Cohen were delivered in performance-based equity awards in the form of performance shares.
Messrs. Ross Cooper and Jamieson did not receive any performance shares in 2017 as they were not executive officers at the time that the annual equity awards were granted.
●	We have stock ownership guidelines for our NEOs and directors. As of December 31, 2017, each of the NEOs and directors (other than Ms. Hogan Preusse) satisfied his or her individual stock ownership level. Ms. Hogan Preusse became a director of the Company on February 1, 2017 and has until February 1, 2022 to meet the required ownership levels under our current stock ownership guidelines. See “Corporate Governance—Stock Ownership Guidelines” on page 23 for more information.
●	We maintain a formal program of continuing education for our directors. In 2017, directors participated in customized Company-sponsored sessions on business-related topics, corporate governance matters, SEC rule changes, and other current topics such as cyber security, including issues applicable to particular committees of the Board of Directors.
●	Our Board of Directors has a policy prohibiting our NEOs and members of the Board of Directors from engaging in any hedging transactions with respect to equity securities of the Company held by them, which includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of such equity securities.

Kimco Realty Corporation 2018 PROXY STATEMENT       31

COMPENSATION DISCUSSION & ANALYSIS

●	The Company has a policy that prohibits use of the Company’s Common Stock by NEOs or members of the Board of Directors for any pledging transactions.
●	The Company has adopted a clawback policy as further described on page 23.
●	We maintain an executive severance plan with a “double trigger” change in control arrangement that covers certain of our NEOs. The executive severance plan does not provide for any gross-up payments for Parachute Payment Taxes (as defined on page 39).

STOCKHOLDER SAY-ON-PAY VOTES

At our 2017 Annual Meeting of Stockholders, we provided our stockholders with the opportunity to cast an advisory vote on executive compensation, and in future years we expect such advisory vote will occur annually. Over 94% of the votes cast (i.e., excluding abstentions and broker non-votes) on the 2017 Say-on-Pay vote were voted in favor of the proposal. We have considered the results of the 2017 vote and believe the support of our stockholders for that proposal indicates that our stockholders are supportive of our approach to executive compensation, including the ratio of performance-based compensation to all other compensation, the ratio of performance-based equity compensation to time-based equity compensation, and the integrity of our peer group. Thus, we did not make changes to our executive compensation arrangements in response to the vote. In the future, we will continue to consider the outcome of our Say-on-Pay votes when making compensation decisions regarding our NEOs.

32       Kimco Realty Corporation 2018 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program provides pay-for performance compensation that we believe is aligned with the interests of our stockholders and is designed to continue to attract, retain and appropriately motivate our key employees who drive long-term value creation.

FFO as adjusted, EBITDA as adjusted including pro-rata share of joint ventures (“EBITDA as adjusted”), and leverage, defined as consolidated debt plus JV pro rata share of debt divided by the total gross consolidated assets and JV share of pro rata gross assets, are the financial metrics used in our annual incentive program, ensuring that pay and performance, as measured in our executive compensation program, are aligned. The Committee also assesses each NEO’s individual contributions to the Company’s performance. See Annex A starting on page 58 for the definitions of FFO as adjusted and EBITDA as adjusted and reconciliations of net income to FFO as adjusted and to EBITDA as adjusted.

The component parts of our executive compensation program are:

Kimco Realty Corporation 2018 PROXY STATEMENT       33

COMPENSATION DISCUSSION & ANALYSIS

Consistent with our executive compensation program, the significant majority of the total compensation for our CEO and all other NEOs for 2017 was incentive-based, commensurate with business results, and at risk unless such business results were achieved, as illustrated below.

* Amounts are based on the Summary Compensation Table on page 41.

BASE SALARY

In reviewing our NEOs’ base salaries, the Executive Compensation Committee considers each NEO’s scope of responsibilities, individual qualifications and experience, future potential, past performance and the practices of our peer group, without applying a quantitative formula. We did not seek a specific target within our peer group. Base salary increases, if any, are effective January 1 and are approved by the Board of Directors and the Committee. No formulaic base salary increases are provided to the NEOs, and other forms of compensation are generally used to reward overall Company performance or exceptional performance of a particular NEO.

●	Mr. Milton Cooper received a base salary of $750,000 in 2017.
●	Mr. Flynn received a base salary of $1,000,000 in 2017.
●	Mr. Ross Cooper received a base salary of $450,000 in 2017.
●	Mr. Cohen received a base salary of $675,000 in 2017.
●	Mr. Jamieson received a base salary of $425,000 in 2017.

ANNUAL INCENTIVE PLAN

Under our executive compensation program, Messrs. Milton Cooper, Cohen and Flynn were eligible to receive an annual cash bonus based on the Company’s corporate / financial performance compared to targets and the NEO’s individual performance against specific quantitative and qualitative goals as further discussed starting on page 35. For each of these NEO’s annual bonus opportunity for 2017, 60% was based on the Company’s corporate / financial performance for the performance year compared to targets as measured by the Company’s (1) FFO as adjusted per diluted share for the performance year compared to Target FFO, (2) EBITDA as adjusted compared to Target EBITDA and (3) leverage compared to Target Leverage, and 40% was based on individual NEO performance against specific quantitative and qualitative goals as discussed starting on page 35 and as evaluated by the Executive Compensation Committee.

34       Kimco Realty Corporation 2018 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS

The table below shows the percentage of the Total Annual Target Bonus each of these NEOs would receive based on achievement of specified levels for corporate / financial performance and individual performance.

Performance Criteria	Annual Incentive Component Earned as Percent of the Total Annual Target Bonus(1)
	Threshold	Target	Exceed Target	Maximum
Corporate / Financial Performance	(achieved if 50% of target measures are attained)	(achieved if 100% of target measures are attained)	(achieved if 150% of target measures are attained)	(achieved if 200% of target measures are attained)
●FFO, as adjusted per diluted share	18%	36%	54%	72%
●EBITDA, as adjusted	6%	12%	18%	24%
●Leverage	6%	12%	18%	24%
Individual Performance ●Evaluation of individual NEO performance by the Executive Compensation Committee against Specific Goals approved by the Board	10%	40%	60%	80%
Total Annual Bonus Paid	40%	100%	150%	200%
(1)	The annual bonus is linearly interpolated between the specified performance levels.

The table on page 36 shows the target bonus and the bonus actually earned in 2017 for Messrs. Milton Cooper, Cohen and Flynn. In establishing the target bonuses, we considered the responsibilities of each NEO, Mr. Flynn’s recommendations and the peer group practices discussed in “Comparison to Competitive Market.” The Committee awarded 2017 bonuses based on the following analysis of our corporate / financial performance and each applicable NEO’s individual performance:

CORPORATE / FINANCIAL PERFORMANCE.
In 2017, the corporate / financial incentive was based upon the percentage weighting of 60% FFO as adjusted per diluted share, 20% EBITDA as adjusted, and 20% leverage. For 2017, the Company’s Target FFO was $1.52 on a diluted per share basis, Target EBITDA was $918 million and Target Leverage was 39%. After the Executive Compensation Committee considered the Company’s actual 2017 FFO as adjusted of $1.52 per diluted share, EBITDA as adjusted of $920.4 million and leverage of 38.9%, the payout for the corporate financial incentive was based on the Company meeting Target FFO, exceeding Target EBITDA by 0.261% and exceeding Target Leverage by 0.256%. Interpolating linearly between target and maximum performance levels for each of the three financial measures resulted in a payout for the corporate / financial incentive of 62% of each applicable NEO’s total annual target bonus, which is 103.33% of each applicable NEO’s 2017 target corporate / financial performance bonus of 60%.

INDIVIDUAL PERFORMANCE.
The Executive Compensation Committee considers the NEO’s overall performance in determining the individual performance component of each NEO’s annual bonus. For the NEOs other than the CEO, the Committee also considers our CEO’s evaluation of our NEO’s performance and his recommended set of compensation actions for the NEOs.

The Committee awarded each of Messrs. Milton Cooper, Cohen, Ross Cooper, and Jamison bonuses for calendar year 2017 based on recommendations made by Mr. Flynn and the Committee’s assessment of their 2017 performance. The Committee awarded Mr. Flynn’s bonus for calendar year 2017 based on the Committee’s review of Mr. Flynn’s 2017 performance.

The decision to pay each of Messrs. Milton Cooper, Flynn and Cohen 150% of their target bonus and to pay each of Messrs. Ross Cooper and Dave Jamieson $500,000, was based on the Committee’s qualitative assessment of each individual’s contributions to the Company’s performance in 2017 in their respective job functions. The material components of such contributions were: (a) for Mr. Milton Cooper, his work in successfully executing and guiding management on the Company’s simplification strategy, (b) for Mr. Flynn, his work achieving the Company’s financial and operational results for 2017, (c) for Mr. Cohen, his work focusing on strengthening the Company’s balance sheet and strategically accessing the capital markets, (d) for Mr. Ross Cooper, his work overseeing

Kimco Realty Corporation 2018 PROXY STATEMENT       35

COMPENSATION DISCUSSION & ANALYSIS

the Company’s accelerated investment strategy, enhancing the quality of the portfolio and reducing leverage and (e) for Mr. Jamieson, his work in overseeing the Company-wide operating teams and key development and redevelopment projects.

CALCULATION OF TOTAL 2017 BONUS.
The bonus actually received by Messrs. Milton Cooper, Cohen and Flynn was determined by adding the corporate / financial performance bonus and the individual performance bonus together. Thus, each of those NEOs earned a total 2017 bonus of approximately 122% of the 2017 target bonus.

Messrs. Ross Cooper and Jamieson did not participate in the 2017 annual bonus program for executive officers described above as they became executive officers after implementation of the program. Instead, the annual bonuses for Messrs. Ross Cooper and Jamieson for 2017 were determined by the Executive Compensation Committee based on the Committee’s consideration of Mr. Flynn’s recommendations and an evaluation of Messrs. Ross Cooper and Jamieson’s individual performance against, among other factors, specific quantitative and qualitative goals detailed above in “Individual Performance.” Messrs. Ross Cooper and Jamieson did not have a target bonus amount for 2017.

2017 NEO BONUSES

NAME	2017 TARGET BONUS	2017 BONUS EARNED
Milton Cooper	$800,000	$976,000
Conor C. Flynn	$1,750,000	$2,135,000
Ross Cooper	N/A	$500,000
Glenn G. Cohen	$650,000	$793,000
David Jamieson	N/A	$500,000

LONG-TERM INCENTIVE PLAN

The Company maintains a long-term incentive plan pursuant to which the Company makes annual equity-based compensation awards to the NEOs. We used our business judgment to determine appropriate equity compensation in order to recognize the potential of our executive officers for our business and retain our executive officers for the long term.

Approximately 33% of the value of the equity awards granted in 2017 to Messrs. Flynn, Milton Cooper and Cohen was awarded in the form of time-vesting restricted stock eligible to vest, at the election of the NEO, either in 25% increments on each of the first, second, third and fourth anniversaries of the grant date, or in a single installment on the fourth anniversary of the grant date. For 2017, the time-vesting awards were granted under the Company’s 2010 Equity Participation Plan. The actual time-vesting awards granted are set out in the “Grants of Plan-Based Awards for 2017” table on page 42.

Approximately 67% of the value of the equity awards granted in 2017 to Messrs. Flynn, Milton Cooper and Cohen was awarded in the form of performance shares. The performance shares granted in 2017 permit the NEOs to earn vested shares of the Company’s Common Stock based on the Company’s total stockholder return compared to peers listed in the Bloomberg REIT Shopping Center Index over a three-year performance period, which commences with the year of grant. The Committee determined to use the peers listed in the Bloomberg REIT Shopping Center Index for 2017 instead of the peers listed in the NAREIT Retail Index because of its determination that the Bloomberg REIT Shopping Center Index provided a more narrowly defined peer group that more closely matches our business. The performance shares granted in 2017 also include the right to receive, if and when the underlying shares are earned, the equivalent value (paid in shares without interest) of dividends declared on the earned shares

36       Kimco Realty Corporation 2018 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS

following issuance of the performance shares and before issuance of any earned stock. The 2017 performance shares provide a target number of shares that may be earned in the performance period if the Company’s total stockholder return for the period equals the 50th percentile of its peers listed in the Bloomberg REIT Shopping Center Index. The number of performance shares actually earned for the performance period may range between a threshold of 50% of the target number of shares if the Company’s total stockholder return for the period is at least in the 25th percentile of its peers listed in the Bloomberg REIT Shopping Center Index and a maximum of 200% of the target number of shares for the period if the Company’s total stockholder return for the period equals or exceeds the 85th percentile of its peers listed in the Bloomberg REIT Shopping Center Index. Linear interpolation is used to determine the shares earned for the performance period if the Company’s total stockholder return falls between the specified percentile levels. If the Company’s total stockholder return for the performance period is less than the threshold level, no performance shares are earned or issued for the period.

Messrs. Ross Cooper and Jamieson were not executive officers at the time performance shares were granted. As a result, 100% of the value of their equity awards granted in 2017 was awarded in the form of time-vesting restricted stock eligible to vest, at the election of the NEO, either in 25% increments on each of the first, second, third and fourth anniversaries of the grant date, or in a single installment on the fourth anniversary of the grant date.

In 2017, we also awarded Mr. Milton Cooper 46,782 shares of restricted stock subject to time based vesting conditions. These shares were issued pursuant to his election to receive his 2016 annual bonus payment in the form of shares of restricted stock with a grant date fair value based on the closing price on the day before the grant date equal to 120% of his bonus award. These restricted shares are scheduled to vest in a single installment on February 13, 2021.

Companies listed in the Bloomberg REIT Shopping Center Index on January 1st of each calendar year (excluding the

Company) are the peer group used to determine relative total stockholder return and the number of shares of stock earned with respect to each performance period beginning on January 1, 2017. If a constituent company in the peer group ceases to be actively traded, due, for example, to merger or bankruptcy or the Executive Compensation Committee otherwise reasonably determines that it is no longer suitable, then such company shall be removed from the peer group. For 2017, we removed Equity One Inc. from our group of peer companies, due to its merger with Regency Centers Corp. For 2017, these companies were:

●	Acadia Realty Trust

●	Alexander’s Inc.

●	Brixmor Property Group, Inc.

●	Cedar Shopping Centers Inc.

●	DDR Corp.

●	Federal Realty Investment Trust

●	Kite Realty Group Trust

●	Ramco-Gershenson Properties Trust

●	Regency Centers Corp.

●	Retail Opportunity Investment Corp.

●	Retail Properties of America, Inc.

●	Saul Centers Inc.

●	Urban Edge Properties

●	Urstadt Biddle Properties Inc. (common stock and class A common stock are separately considered)

●	Weingarten Realty Investors

Kimco Realty Corporation 2018 PROXY STATEMENT       37

COMPENSATION DISCUSSION & ANALYSIS

COMPARISON TO COMPETITIVE MARKET

We review competitive compensation data from a select group of peer companies and broader survey sources. However, we do not set our NEOs’ compensation as a direct function of market pay levels. Instead, we use market data to help confirm that our pay practices are reasonable. For 2017, we reviewed the following REITs with market capitalizations comparable to ours and with whom we compete for executive talent.

●AvalonBay Communities Inc.

●Boston Properties Inc.

●Brixmor Property Group

●Brookfield Properties Corp.

●DDR Corp.

●Duke Realty Corp.

●Equity One Inc.

●Equity Residential

●Federal Realty Investment Trust

●GGP Inc.
●Prologis ●Public Storage ●Realty Income Corp. ●Regency Centers Corp. ●SL Green Realty Corp. ●The Macerich Company ●Urban Edge Properties ●Ventas Inc. ●Weingarten Realty Investors

Our senior management team developed the peer group of companies, which was reviewed by the Executive Compensation Committee with the assistance of Pay Governance. Pay Governance reports directly to the Committee and, in 2017, provided no services to the Company other than executive compensation consulting services. The survey sources utilized by the Committee in reviewing executive compensation provide aggregate data, and the Committee is not provided with compensation data specific to any individual constituent company in the surveys, other than any overlap between the survey constituent companies and our peer group discussed above.

ADDITIONAL COMPENSATION CONSIDERATIONS

LONG-TERM INCENTIVES – EQUITY AWARDS
As of December 31, 2017, Messrs. Milton Cooper and Cohen were eligible to retire from the Company. See page 46 “Compensation Tables – Assumed Termination for Death, Disability or Retirement” for information regarding the amounts each of them would be eligible to receive upon a qualifying retirement that occurred December 31, 2017. The Executive Compensation Committee may accelerate equity vesting upon an NEO’s termination at its discretion. We do not maintain special pension plans for our NEOs because we believe the accelerated vesting of certain equity awards in connection with retirement offsets the lack of such plans.

If an NEO holding restricted stock is terminated prior to vesting for reasons other than death, disability, retirement (without consent of the Executive Compensation Committee), without cause or change of control, the employee would forfeit the unvested stock. Prior to vesting, recipients of restricted stock may vote the shares and also receive dividends.

EXECUTIVE SEVERANCE PLAN – “DOUBLE-TRIGGER” CHANGE IN CONTROL SEVERANCE ARRANGEMENT
On March 15, 2010, the Executive Compensation Committee adopted the Kimco Realty Corporation Executive Severance Plan, as amended from time to time (the “Executive Severance

38       Kimco Realty Corporation 2018 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS

Plan”) pursuant to which certain of our NEOs and other members of the Company’s senior management are eligible for severance payments if the covered executive’s employment is terminated by the Company without “Cause” or, following a change in control, by the executive for “Good Reason” (each as defined in the Executive Severance Plan), subject in all cases to the terms and conditions described in the Executive Severance Plan. Upon a covered termination of employment, a participant will receive two times the sum of (a) the participant’s annual base salary and (b) the amount of the participant’s annual bonus received in the prior year, payable in equal installments over the two years following the termination or in a lump sum if the termination occurs within two years following a change in control.

The participant will also receive a payment equivalent to eighteen months of premium payments for continued participation in the Company’s health insurance plans or successor plans (running concurrently with the COBRA period) and accelerated vesting of all unvested stock options and restricted stock awards. In certain circumstances, if a participant would otherwise have incurred excise taxes under Section 4999 of the Internal Revenue Code (“Parachute Payment Taxes”), his or her payments will be reduced to the “safe harbor amount,” such that no such excise taxes would be due. The Executive Severance Plan does not provide for any gross-up payments for Parachute Payment Taxes incurred by any participant. Messrs. Milton Cooper, Ross Cooper and Jamieson did not participate in the Company’s Executive Severance Plan for 2017 but Messrs. Ross Cooper and Jamieson began participating in the Company’s Executive Severance Plan in 2018.

RETIREMENT PLANS
We maintain a 401(k) retirement plan (the “401(k) Plan”) in which substantially all employees, including our NEOs, are eligible to participate. The 401(k) Plan permits participants to defer up to a maximum of 100% of their eligible base salary compensation, up to the federal limit. The Company currently makes matching contributions on a dollar-for-dollar basis to all employees contributing to their 401(k) accounts and who have completed one year of employment with the Company, of up to 5% of the employee’s base salary compensation (and subject to a maximum of $8,500 for highly compensated employees). Participants in the 401(k) Plan are not subject to federal and state income tax on salary deferral contributions or Company contributions or on the earnings thereon until such amounts are withdrawn from the 401(k) Plan. Salary reduction contributions are treated as wages subject to FICA and Medicare tax. Withdrawals from the 401(k) Plan may only be made upon termination of employment, or in connection with certain provisions of the 401(k) Plan that permit hardship withdrawals, allow in-service distributions and loans, or require minimum distributions. The 401(k) Plan also includes a Roth 401(k) feature which enables participants to defer some or all of their 401(k) contributions on an after-tax rather than pre-tax basis, allowing for tax-free (federal and most state) distributions on both participant contributions and related earnings at retirement. Generally, participation in the Roth 401(k) allows for tax free distributions if the Roth account has been in place for 5 years and the participant has attained age 59 ½. We do not maintain any other retirement plans for our NEOs or employees. The Company does not provide any pension benefits or any nonqualified deferred compensation to its NEOs or employees.

TAX AND ACCOUNTING CONSIDERATIONS
The recognition or deferral of period expense in our financial statements did not factor into the allocation of compensation among base salary, bonus and equity awards for 2017. Cash salary and bonuses are charged as an expense in the period in which the amounts are earned by the NEO.

Certain provisions of the Internal Revenue Code may affect compensation decisions. Section 409A of the Internal Revenue Code, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on the recipient of deferred compensation that does not comply with Section 409A. The Committee takes into account the implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure any nonqualified deferred compensation plans or arrangements to be exempt from or to comply with the requirements of Section 409A.

Section 280G of the Internal Revenue Code disallows a company’s tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately equal to three times their average annual compensation, and Section 4999 of the Internal Revenue Code imposes a 20% excise tax on those payments. The Committee takes into account the implications of Section 280G in determining potential payments to be made to our executives in connection with a change in control. Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, such payments may not be deductible pursuant to Section 280G.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the corporation’s chief executive officer and certain other

Kimco Realty Corporation 2018 PROXY STATEMENT       39

COMPENSATION DISCUSSION & ANALYSIS

executive officers. Section 162(m) may exempt qualifying performance-based compensation with respect to taxable years beginning on or before December 31, 2017 and payable pursuant to a binding written agreement in effect on November 2, 2017. The Committee has not adopted a policy requiring all executive compensation to be fully deductible and reserves the right to use its judgment to authorize compensation payments that may be subject to the Section 162(m) limitation when it believes these payments are appropriate.

PERQUISITES
We do not believe we treat our NEOs materially differently from our other senior employees with respect to perquisites. We provided the following additional perquisites to our NEOs in 2017:

●	We provided Mr. Milton Cooper with the use of a car and driver to travel for Company business and Messrs. Flynn and Jamieson with the use of a car to conduct their duties as an executive officer of the Company. Other employees may use these vehicles for Company business when not in use by an NEO. In 2017, Messrs. Milton Cooper, Flynn, and Jamieson were allowed to use the car without a driver for personal use. In 2017, Messrs. Cohen and Ross Cooper received car allowances in the amounts of $10,920 and $12,250, respectively. We also provide car allowances to certain of our other officers.

●	We provide certain of our officers (including all NEOs) a limited long-term care benefit of $3,500 per month as part of a group policy. These individuals may elect to purchase additional long-term care insurance at their own cost.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee (the “Committee”) of Kimco Realty Corporation, a Maryland corporation (the “Company”), has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis that is required by Securities and Exchange Commission Rules to be included in the Proxy Statement.

Based on that review and those discussions, the Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
Joe Grills, Chairman
Philip E. Coviello
Richard G. Dooley
Frank Lourenso
Colombe M. Nicholas
Mary Hogan Preusse
Richard B. Saltzman

40       Kimco Realty Corporation 2018 PROXY STATEMENT

COMPENSATION TABLES

EXECUTIVE COMPENSATION

The following table sets forth the summary compensation of the NEOs of the Company for the 2017, 2016 and 2015 calendar years.

SUMMARY COMPENSATION TABLE FOR 2017

Name	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)(3)	Total ($)
Milton Cooper Executive Chairman of the Board of Directors	2017	750,000	1,341,158(4)	976,000(5)	27,395	3,094,553
	2016	750,000	1,270,169	976,176	26,368	3,022,713
	2015	750,000	1,237,437	908,416	21,681	2,917,534
Conor C. Flynn Chief Executive Officer	2017	1,000,000	2,387,507	2,135,000	41,284	5,563,791
	2016	850,000	6,932,865	1,220,220	36,745	9,039,830
	2015	799,230	1,381,036	993,580	28,191	3,202,037
Ross Cooper President and Chief Investment Officer	2017	450,000	487,278	500,000	21,030	1,458,308
Glenn G. Cohen Executive Vice President, Chief Financial Officer and Treasurer	2017	675,000	1,337,000	793,000	24,094	2,829,094
	2016	650,000	1,270,169	762,638	23,613	2,706,420
	2015	650,000	1,642,816	596,148	23,613	2,912,577
David Jamieson Executive Vice President and Chief Operating Officer	2017	425,000	487,278	500,000	17,443	1,429,721

(1) Amounts reflect the compensation cost to the Company in 2017, 2016 and 2015 of the equity awards based on the aggregate grant date fair value calculated in accordance with the provision of FASB ASC 718, excluding the effect of estimated forfeitures. Fair value is determined, depending on the type of award, using the closing price on the date immediately preceding the grant date or the Monte Carlo method, both of which are intended to estimate the fair value of the awards at the grant date. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 20 to Consolidated Financial Statements in the Company’s annual report on Form 10-K for the year ended December 31, 2017 (the “2017 Form 10-K”). The maximum possible value of the 2017 performance shares (200%), based on the closing price per share of our Common Stock on the date before they were granted ($25.04), was as follows: $1,600,056 for Mr. Milton Cooper; $3,333,325 for Mr. Flynn, and $1,866,482 for Mr. Cohen. For additional information regarding the equity awards granted to the NEOs in 2017 refer to the 2017 Grants of Plan-Based Awards table.
(2) In 2017, Messrs. Cohen and Ross Cooper received car allowances in the amount of $10,920 and $12,250, respectively. The Company provided Mr. Milton Cooper with the use of a car and driver to travel for Company business and Messrs. Flynn and Jamieson with the use of a car to conduct their duties as an executive officer of the Company. Other employees may use this benefit for Company business when this car is not in use by an NEO. In 2017, Messrs. Milton Cooper, Flynn, and Jamieson were allowed to use the car without a driver for personal use. The NEOs’ drivers are employees who have additional responsibilities at the Company. The Company calculated the cost of the perquisite based on leased value and usage by the NEO compared to overall usage for the year. Accordingly, the aggregate incremental cost of this perquisite to the Company in 2017 for Messrs. Milton Cooper, Flynn, and Jamieson was $23,909, $21,936 and $9,136, respectively. The policy on the use of the cars for 2017, 2016 and 2015 is outlined below:
●	the cars and drivers were available, when not in use by the foregoing executive officers, for other employees conducting Company business;
●	these services were also available under certain circumstances to third parties involved in Company business at the Company’s New Hyde Park location;
●	the cars and drivers were used from time to time for deliveries and other transportation of documents or other materials; and
●	the cars were available to these officers with drivers for business related travel and without drivers for personal use.
(3) The Company’s policy on paid time off provides employees having attained 10 years of service one week of pay in lieu of one additional week of paid time off annually. Messrs. Flynn, Ross Cooper, Cohen, and Jamieson each received such payment in the amount of $19,231, $8,654, $12,981 and $8,173, respectively. Mr. Milton Cooper is excluded from this paid time off benefit.
(4) Mr. Milton Cooper elected to receive his 2016 annual bonus payment in the form of shares of restricted stock with a grant date fair value based on the closing price on the date immediately preceding the grant date equal to 120% of his bonus award and vesting in full on February 13, 2021. Amount includes $195,237, which represents the grant date fair value calculated in accordance with the provision of FASB ASC 718, excluding the effect of estimated forfeitures, of the number of restricted shares with a grant date fair value of 20% of Mr. Milton Cooper’s 2016 annual bonus payment.
(5) Mr. Milton Cooper elected to be paid his 2017 annual bonus payment in the form of shares of restricted stock with a grant date fair value equal to 120% of his bonus amount based on the closing price per share of our common stock on the date immediately preceding the date of grant and was awarded 79,780 shares on February 22, 2018 that vest on February 13, 2023.

Kimco Realty Corporation 2018 PROXY STATEMENT       41

COMPENSATION TABLES

GRANTS OF PLAN-BASED AWARDS FOR 2017

The following table provides information on non-equity and equity incentive plan awards granted to the NEOs during 2017:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Milton Cooper		320,000	800,000	1,600,000
	2/13/2017				15,975	31,950	63,900		746,033
	2/13/2017							15,970(2)	399,889
	2/13/2017							7,797(4)	195,237
Conor C. Flynn		700,000	1,750,000	3,500,000
	2/13/2017				33,280	66,560	133,120		1,554,176
	2/13/2017							33,280(2)	833,331
Ross Cooper			450,000(5)
	2/13/2017							19,460(2)	487,278
Glenn G. Cohen		260,000	650,000	1,300,000
	2/13/2017				18,635	37,270	74,540		870,255
	2/13/2017							18,640(2)	466,746
David Jamieson			425,000(5)
	2/13/2017							19,460(2)	487,278

(1) The actual payout amounts are set out in the Summary Compensation Table.
(2) Each of the NEOs received a time-vesting restricted stock award. The table represents restricted stock awards granted on February 13, 2017 under the 2010 Equity Participation Plan. Restricted stock awards vest in 25% increments on each of the first, second, third and fourth anniversaries of the grant date, subject to continued employment with the Company on the applicable vesting date, except that Messrs. Milton Cooper and Ross Cooper elected for their respective stock awards to instead vest entirely on the fourth anniversary of the grant date, subject to continued employment with the Company on the applicable vesting date.
(3) All awards are granted under the 2010 Equity Participation Plan. Fair value is determined, depending on the type of award, using the Monte Carlo method or the closing price per share of our Common Stock on the date immediately preceding the grant date, which are intended to estimate the grant date fair value of the performance shares and restricted stock, respectively. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 20 to Consolidated Financial Statements in the Company’s 2017 Form 10-K.
(4) Mr. Milton Cooper elected to receive his 2016 annual bonus payment in the form of shares of restricted stock with a grant date fair value based on the closing price on the date immediately preceding the grant date equal to 120% of his bonus award. Amount represents the number of restricted shares with a grant date fair value of 20% of Mr. Milton Cooper’s 2016 annual bonus payment.
(5) Messrs. Ross Cooper and Jamieson did not have a target bonus amount for 2017. Amounts are representative based on the previous fiscal year’s performance.

42       Kimco Realty Corporation 2018 PROXY STATEMENT

COMPENSATION TABLES

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

The following table provides information on outstanding equity awards as of December 31, 2017 for each NEO.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Milton Cooper	8/6/2008	200,000		37.39	8/6/2018
	2/13/2014					2,875(1)	52,181
	2/13/2015					4,475(1)	81,221
	2/13/2016					15,210(3)	276,062
	2/13/2016							45,645	828,457
	2/13/2017					15,970(3)	289,856
	2/13/2017							63,900	1,159,785
	2/13/2017					46,782(3)	849,093
Conor C. Flynn	8/6/2008	15,000		37.39	8/6/2018
	2/16/2012					35,000(4)	635,250
	5/20/2013	2,700		24.12	5/20/2023
	2/13/2014					2,325(1)	42,199
	8/5/2014					40,000(5)	726,000
	2/13/2015					4,475(1)	81,221
	5/14/2015					525(6)	9,529
	1/1/2016					80,000(7)	1,452,000
	1/1/2016					100,000(8)	1,815,000
	2/13/2016					19,650(3)	356,648
	2/13/2016							58,965	1,070,215
	2/13/2017					33,280(1)	604,032
	2/13/2017							133,120	2,416,128
Ross Cooper	8/6/2008	11,000		37.39	8/6/2018
	2/13/2013	3,125		21.54	2/13/2023
	2/13/2014					715(1)	12,977
	2/13/2015					3,725(1)	67,609
	5/14/2015					45,000(10)	816,750
	2/13/2016					18,000(3)	326,700
	2/13/2017					19,460(3)	353,199
Glenn G. Cohen	8/6/2008	40,000		37.39	8/6/2018
	2/17/2011	24,400		18.85	2/17/2021
	2/16/2012					50,000(4)	907,500
	2/13/2014					2,325(1)	42,199
	2/13/2015					3,725(1)	67,609
	5/14/2015					15,000(9)	272,250
	2/13/2016					11,408(1)	207,055
	2/13/2016							45,645	828,457
	2/13/2017					18,640(1)	338,316
	2/13/2017							74,540	1,352,901

Kimco Realty Corporation 2018 PROXY STATEMENT       43

COMPENSATION TABLES

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David Jamieson	8/6/2008	2,500		37.39	8/6/2018
	2/13/2014					783(1)	14,211
	2/13/2015					3,725(1)	67,609
	5/14/2015					45,000(10)	816,750
	2/13/2016					13,500(1)	245,025
	2/13/2017					19,460(1)	353,199

(1) Represents stock options or shares of restricted stock that vest in 25% increments on each of the first, second, third and fourth anniversaries of the grant date, subject to continued employment with the Company on the applicable vesting date.
(2) Represents performance share awards granted in 2016 and 2017 for which the applicable performance period has not been completed. Each performance share award granted in 2015 provides for the ability to earn and receive shares after the end of two and three year performance periods based on the Company’s total stockholder return in the applicable performance period compared to peers listed in the NAREIT Retail Index. The Company’s total stockholder return for the 2015–2017 performance period was in the 21.58 percentile of its peer groups. Because this was below the threshold level for the award, no shares were issued in respect of the 2015 performance share awards. Each performance share award granted in 2016 provides for the ability to earn and receive shares after the end of a three year performance period based on the Company’s total stockholder return in the applicable performance period compared to peers listed in the NAREIT Retail Index. Each performance share award granted in 2017 provides for the ability to earn and receive shares after the end of a three year performance period based on the Company’s total stockholder return in the applicable performance period compared to peers listed in the Bloomberg REIT Shopping Center Index. Shares of stock issued with respect to earned performance share awards are fully vested at issuance.
(3) Messrs. Milton Cooper, Flynn, and Ross Cooper chose a four year cliff vesting for their annual grant which vests in a single installment on the fourth anniversary of the grant date. Mr. Milton Cooper’s grant on February 13, 2017 of 46,782 shares were issued a result of his election to receive his 2016 annual bonus payment in the form of shares of restricted stock. These shares are scheduled to vest in a single installment on February 13, 2021.
(4) Messrs. Flynn’s and Cohen’s shares of restricted stock granted on February 16, 2012 vest in 20% increments annually beginning on February 16, 2018, subject to continued employment with the Company on the applicable vesting date.
(5) Mr. Flynn received 100,000 shares of restricted stock at the time he was appointed President, which vest 20% each year over five years.
(6) Mr. Flynn received 1,050 shares of restricted stock on May 14, 2015 which vest 25% each year over four years.
(7) Mr. Flynn received 100,000 shares of restricted stock on January 1, 2016 in connection with his election as President and CEO, which vest 20% each year over five years.
(8) Mr. Flynn received 100,000 shares of restricted stock on January 1, 2016 in connection with his election as President and CEO, which vest in a single installment on the fifth anniversary of the grant date.
(9) Mr. Cohen received 25,000 shares of restricted stock on May 14, 2015, which vest 20% each year over five years.
(10) Represents shares of restricted stock that vest in 20% increments over five years.

44       Kimco Realty Corporation 2018 PROXY STATEMENT

COMPENSATION TABLES

EMPLOYMENT AGREEMENTS

The Committee determined in 2010 to discontinue use of individual employment agreements with the Company’s executive officers.

OPTION EXERCISES AND STOCK VESTED IN 2017

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Milton Cooper	57,263	1,433,866
Conor C. Flynn	79,955	1,899,702
Ross Cooper	17,578	348,353
Glenn G. Cohen	55,656	1,363,026
David Jamieson	22,927	482,292

(1) Computed by multiplying the number of shares of stock by the closing price on the date immediately preceding the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Please see page 38 “Additional Compensation Considerations – Executive Severance Plan – ‘Double-Trigger’ Change in Control Severance Arrangement” above for a discussion of certain compensation and benefits which our NEOs would receive upon a termination or change in control. None of the NEOs have “single trigger” arrangements that entitle them to benefits solely due to a change in control. However, upon a change in control, our performance share awards would be evaluated based on a shortened performance period ending on the date of the change in control, and any resulting restricted stock as well as any other unvested shares of restricted stock would, if not assumed in the change in control, automatically vest in full.

ASSUMED TERMINATION WITHOUT CAUSE

The following table was prepared as though each of the NEOs had been terminated without Cause on December 31, 2017. The assumptions and valuations are noted in the footnotes to the table.

Name	Base Salary ($)(1)	Bonus ($)(1)(2)	Stock Awards ($)(3)	Health Benefits ($)(4)	Total ($)(5)
Milton Cooper(6)	-	-	3,536,655	-	3,536,655
Conor C. Flynn	2,000,000	2,440,440	8,572,971	53,814	13,067,225
Ross Cooper(7)	-	-	-	-	-
Glenn G. Cohen	1,350,000	1,525,276	3,108,786	53,814	6,037,876
David Jamieson(7)	-	-	-	-	-

(1) In accordance with the Executive Severance Plan, Messrs. Flynn and Cohen are entitled to 2 times the sum of their (a) base salary plus (b) prior year’s annual bonus upon a termination without Cause.
(2) In accordance with the Executive Severance Plan, 2016 (prior year) bonus amounts are used for the bonus component in this table.

Kimco Realty Corporation 2018 PROXY STATEMENT       45

COMPENSATION TABLES

(3) In accordance with the Executive Severance Plan, Messrs. Flynn and Cohen are entitled to full vesting of annual restricted stock awards, with the exception of retention awards, upon a termination without Cause. In addition, Messrs. Milton Cooper, Flynn and Cohen would remain eligible to earn and be issued the portion of the 2015 performance shares that relate to the 2015-2017 performance period, would remain eligible to earn and be issued the portion of the 2016 performance shares that relate to the 2016-2018 performance period, and would remain eligible to earn and be issued the portion of the 2017 performance shares that relate to the 2017-2019 performance period. The actual number of shares earned and issued would depend on the Company’s total stockholder return during the performance periods. Assuming performance at maximum level and based on the market price of our stock on December 31, 2017 ($18.15), the total performance share values, disregarding any discount for the time-value of money, would be $1,988,242 for Mr. Milton Cooper, $3,486,343 for Mr. Flynn, and $2,181,358 for Mr. Cohen.
(4) Amounts are based on the cost of coverage during 2017.
(5) In certain circumstances, these amounts may be reduced so as to avoid any potential issues relating to Section 280G or excise taxes imposed under Section 4999 of the Internal Revenue Code. See “Additional Compensation Considerations - Tax and Accounting Considerations” and “Additional Compensation Considerations – Executive Severance Plan – ’Double-Trigger’ Change in Control Severance Arrangement.”
(6) Mr. Milton Cooper does not participate in the Company’s Executive Severance Plan. Mr. Milton Cooper qualifies for “Retirement” under the terms of his equity award agreements. Accordingly, all of his equity awards would become fully vested upon the termination of his employment without Cause.
(7) Messrs. Ross Cooper and Jamieson did not participate in the Company’s Executive Severance Plan for 2017 but began participating in the Company’s Executive Severance Plan in 2018.

ASSUMED TERMINATION FOR DEATH, DISABILITY OR RETIREMENT

The following table was prepared as though each of the NEOs had been terminated due to death, disability or qualifying retirement on December 31, 2017. The assumptions and valuations are noted in the footnotes to the table.

Name	Stock Awards ($)(1)	Total ($)
Milton Cooper	3,536,655	3,536,655
Conor C. Flynn(2)	9,208,221	9,208,221
Ross Cooper	1,577,235	1,577,235
Glenn G. Cohen(2)	4,016,286	4,016,286
David Jamieson	1,496,794	1,496,794

(1) The vesting of Mr. Milton Cooper’s 85,312, Mr. Flynn’s 315,255, Mr. Ross Cooper’s 86,900, Mr. Cohen’s 101,098 and Mr. Jamieson’s 82,468 unvested time-based shares of restricted stock would accelerate as a result of termination due to death or disability. Messrs. Milton Cooper and Cohen would also be entitled to these amounts on qualifying retirement. In addition, Messrs. Milton Cooper, Flynn and Cohen would remain eligible to earn and be issued the portion of the 2015 performance shares that relate to the 2015-2017 performance period, would remain eligible to earn and be issued the portion of the 2016 performance shares that relate to the 2016-2018 performance period, and would remain eligible to earn and be issued the portion of the 2017 performance shares that relate to the 2017-2019 performance period. The actual number of shares earned and issued would depend on the Company’s total stockholder return during the performance periods. Assuming performance at maximum level and based on the market price of our stock on December 31, 2017 ($18.15), the total performance share values, disregarding any discount for the time-value of money, would be $1,988,242 for Mr. Milton Cooper, $3,486,343 for Mr. Flynn, and $2,181,358 for Mr. Cohen.
(2) The vesting of Mr. Flynn’s retention award of 35,000 restricted shares and Mr. Cohen’s retention award of 50,000 restricted shares would accelerate as a result of termination due to death or disability only. As of December 31, 2017, the value of Mr. Flynn’s and Mr. Cohen’s retention awards was $635,250 and $907,500, respectively.

46       Kimco Realty Corporation 2018 PROXY STATEMENT

COMPENSATION TABLES

ASSUMED TERMINATION UPON A CHANGE IN CONTROL

The following table was prepared as though each NEO experienced a termination of employment without Cause or for Good Reason in connection with a change in control on December 31, 2017. The assumptions and valuations are noted in the footnotes to the table.

Name	Base Salary Component of Lump-Sum Payment ($)(1)	Bonus Component of Lump-Sum Payment ($)(1)(2)	Stock Awards ($)(3)	Health Benefits ($)(4)	Total ($)(5)
Milton Cooper(6)	-	-	3,536,655		3,536,655
Conor C. Flynn	2,000,000	2,440,440	8,572,971	53,814	13,067,225
Ross Cooper(7)	-	-	1,577,235	-	1,577,235
Glenn G. Cohen	1,350,000	1,525,276	3,108,786	53,814	6,037,876
David Jamieson(7)	-	-	1,496,794	-	1,496,794

(1) In accordance with the Executive Severance Plan, Messrs. Flynn and Cohen are entitled to 2 times the sum of their (a) base salary plus (b) prior year’s annual bonus upon a change in control termination.
(2) In accordance with the Executive Severance Plan, 2016 (prior year) bonus amounts are used for the bonus component in this table.
(3) In accordance with the Executive Severance Plan, Messrs. Flynn and Cohen are entitled to full vesting of annual restricted stock awards, with the exception of retention awards, upon a termination of employment without Cause or for Good Reason in connection with a change in control. In addition, Messrs. Milton Cooper, Flynn and Cohen would remain eligible to earn and be issued the portion of the 2015 performance shares that relate to the 2015-2017 performance period, would remain eligible to earn and be issued the portion of the 2016 performance shares that relate to the 2016-2018 performance period, and would remain eligible to earn and be issued the portion of the 2017 performance shares that relate to the 2017-2019 performance period. The actual number of shares earned and issued would depend on the Company’s total stockholder return during the performance periods. Assuming performance at maximum level and based on the market price of our stock on December 31, 2017 ($18.15), the total performance share values, disregarding any discount for the time-value of money, would be $1,988,242 for Mr. Milton Cooper, $3,486,343 for Mr. Flynn, and $2,181,358 for Mr. Cohen.
(4) Amounts are based on the cost of coverage during 2017.
(5) In certain circumstances, these amounts may be reduced so as to avoid any potential issues relating to Section 280G or excise taxes imposed under Section 4999 of the Internal Revenue Code. See “Additional Compensation Considerations - Tax and Accounting Considerations” and “Additional Compensation Considerations – Executive Severance Plan – ’Double-Trigger’ Change in Control Severance Arrangement.”
(6) Mr. Milton Cooper does not participate in the Company’s Executive Severance Plan. Mr. Milton Cooper qualifies for “Retirement” under the terms of his equity award agreements. Accordingly, all of his equity awards would become fully vested upon the termination of his employment without Cause or for Good Reason in connection with a change in control.
 (7) Messrs. Ross Cooper and Jamieson did not participate in the Company’s Executive Severance Plan for 2017 but began participating in the Company’s Executive Severance Plan in 2018.

EQUITY PARTICIPATION PLAN

DESCRIPTION OF PLAN
The Company maintains the 2010 Equity Participation Plan for the benefit of its eligible employees, consultants, and directors.

The 2010 Equity Participation Plan authorizes the Executive Compensation Committee to provide equity and/or cash compensation, incentives and awards in the form of stock options, restricted stock, performance shares, dividend equivalents, stock payments, deferred stock, restricted stock units, stock appreciation rights (“SARs”), other stock-based awards and performance-based awards (which may be payable in either the form of cash or shares of Common Stock) structured by the Executive Compensation Committee within parameters set forth in the 2010 Equity Participation Plan, for the purpose of providing the Company’s officers, employees and consultants equity and/or cash compensation, incentives and rewards for superior performance. Key features of the 2010 Equity Participation Plan that reflect the Company’s commitment to effective management of incentive compensation include:
LIMITATIONS ON GRANTS
The number of shares of Common Stock that may be issued or transferred by the Company upon the exercise of incentive stock options may not exceed 10,000,000 in the aggregate, subject to certain adjustments, events and limitations described below.

NO REPRICING OR REPLACEMENT OF OPTIONS OR STOCK APPRECIATION RIGHTS
The 2010 Equity Participation Plan prohibits, without stockholder approval: (i) the amendment of options or SARs to reduce the exercise price and (ii) the replacement of an option or SAR with cash or any other award when the price per share of the option or SAR exceeds the fair market value of the underlying shares of Common Stock.

Kimco Realty Corporation 2018 PROXY STATEMENT       47

COMPENSATION TABLES

NO IN-THE-MONEY OPTION OR SAR GRANTS
The 2010 Equity Participation Plan prohibits the grant of options or SARs with an exercise or base price less than the fair market value of the Company’s Common Stock, generally the closing price of the Company’s Common Stock, on the date of grant.
INDEPENDENT ADMINISTRATION
The Executive Compensation Committee, which consists of only independent directors, administers the 2010 Equity Participation Plan.

CEO PAY RATIO

CEO PAY RATIO DISCLOSURE
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Flynn, our CEO. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner intended to be consistent with Item 402(u) of Regulation S-K.

For 2017, our last completed fiscal year:

●	the median of the annual total compensation (inclusive of base salary, annual bonus, equity compensation, and benefits in the same manner as calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K) of all of our employees (other than our CEO) was $98,977; and
●	the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $5,563,791.

Based on this information, for 2017, the estimated ratio of the median of the annual total compensation of all of our employees (other than our CEO) to the annual total compensation of our CEO, was 1 to 56.

DETERMINING THE MEDIAN EMPLOYEE AND ANNUAL TOTAL COMPENSATION
To identify the median employee from our employee population, we determined the annual total compensation of each of our employees as of December 31, 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We annualized base wages of any permanent employees who were employed for less than the full year or on unpaid leave during 2017, and we did not otherwise annualize or make any cost-of-living or other adjustments to employee compensation. Our employee population, including all full- and part-time employees, as of December 31, 2017 consisted of approximately 546 individuals, all of whom were located in the United States.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2017.

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	3,464,946	27.81	6,945,397
Equity compensation plans not approved by stockholders	N/A	N/A	N/A
Total	3,464,946	27.81	6,945,397

48       Kimco Realty Corporation 2018 PROXY STATEMENT

COMPENSATION TABLES

COMPENSATION OF DIRECTORS

During 2017, members of the Board of Directors and Committees thereof who were not also employees of the Company (“non-management directors”) were entitled to receive an annual retainer of $60,000 ($70,000 for the Lead Independent Director). Also, during 2017, the non-management directors were entitled to receive $20,000 each as members of the Audit Committee ($45,000 for the Chair), $10,000 each as members of the Executive Compensation Committee ($35,000 for the Chair) and $6,000 each as members of the Nominating and Corporate Governance Committee ($16,000 for the Chair). In accordance with the Company’s 2010 Equity Participation

Plan, the non-management directors may be granted awards of deferred stock (“Deferred Stock”) in lieu of directors’ fees. Unless otherwise provided by the Board of Directors, a grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Common Stock underlying the award has been issued. Employees of the Company who are also directors are not paid any directors’ fees. Non-management directors also received an annual award of restricted stock with a grant date value of approximately $175,000, which vests in 25% increments over a four-year period from the date of grant.

NON-MANAGEMENT DIRECTOR COMPENSATION FOR 2017

The following table sets forth the compensation of each non-management director earned in the calendar year 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Philip E. Coviello	121,000	175,030	296,030
Richard G. Dooley	116,000	175,030	291,030
Joe Grills	121,000	175,030	296,030
Frank Lourenso	96,000	175,030	271,030
Colombe M. Nicholas	76,000	175,030	251,030
Mary Hogan Preusse	96,000	175,030	271,030
Richard B. Saltzman	76,000	175,030	251,030

(1) Amounts include the value of deferred stock received in lieu of directors’ fees for service in 2017. As of December 31, 2017, Messrs. Dooley, Grills, Lourenso and Saltzman and Ms. Nicholas were entitled to 91,497 shares, 56,653 shares, 34,099 shares, 52,353 shares and 12,266 shares of deferred stock, respectively. Mr. Coviello and Ms. Hogan Preusse were not entitled to any shares of deferred stock.
(2) Amounts reflect the dollar amount, without any reduction for risk of forfeiture, of the equity awards granted during the fiscal year ended December 31, 2017 based on the aggregate grant date fair value, calculated in accordance with the provisions of FASB ASC 718, excluding the effect of estimated forfeitures. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 20 to Consolidated Financial Statements in the Company’s 2017 Form 10–K.

As of December 31, 2017, Messrs. Coviello, Dooley, Grills, Lourenso, Saltzman and Mses. Nicholas and Hogan Preusse held options to acquire 37,000 shares, 47,000 shares, 47,000 shares, 47,000 shares, 47,000 shares, 14,667 shares and 0 shares, respectively.

As of December 31, 2017, Messrs. Coviello, Dooley, Grills, Lourenso, Saltzman and Mses. Nicholas and Hogan Preusse held shares of restricted stock in the amounts of 16,964 shares, 16,964 shares, 16,964 shares, 16,964 shares, 16,964 shares, 16,964 shares and 6,990 shares, respectively.

Kimco Realty Corporation 2018 PROXY STATEMENT       49

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company reviews all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our current written policies and procedures for review, approval or ratification of relationships or transactions with related persons are set forth in our:

●	Code of Conduct;
●	Corporate Governance Guidelines;
●	Nominating and Corporate Governance Committee Charter; and
●	Audit Committee Charter.

Our Code of Conduct applies to all of our directors and employees. Review and approval of potential conflicts of interest involving our directors, executive officers or other principal officers may only be conducted by our Board of Directors. A copy of the Company’s Code of Conduct is available through the Investors/Governance/Governance Documents section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will review annually the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), in the course of making independence determinations under the Company’s categorical independence standards for directors and the NYSE listing standards. Directors are expected to avoid any action, position or interest that conflicts with the interests of the Company or gives the appearance of a conflict. If an actual or potential conflict of interest develops, the director should immediately report the matter to the Chairman of the Board of Directors. Any significant conflict must be resolved or the director should resign. If a director has a personal interest in a matter before the Board of Directors, the director will disclose the interest to the Board of Directors, excuse himself or herself from discussion on the matter and not vote on the matter. The Corporate Governance Guidelines further provide that the Board of Directors is responsible for reviewing and, where appropriate, approving major changes in and determinations under the Company’s Corporate Governance Guidelines, Code of Conduct and other Company policies. The Corporate Governance Guidelines also provide that the Board of Directors has the responsibility to ensure that the Company’s business is conducted with the highest standards of ethical conduct and in conformity with applicable laws and regulations.

Our Nominating and Corporate Governance Committee Charter provides that the Committee will, at least annually, review the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In addition, the Company’s legal staff, including its outside legal advisers, is primarily responsible for obtaining information through questionnaires and other procedures from the directors and executive officers with respect to related-person transactions and then determining whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s Proxy Statement.

Pursuant to the Audit Committee Charter and the Audit Committee’s policy regarding related-person transactions, as recorded in its minutes, the Audit Committee reviews and approves or ratifies related-person transactions that are required to be disclosed as well as all other related-person transactions identified to the Audit Committee by management or the Company’s internal audit function. In the course of its review and approval or ratification of a related-party transaction for which disclosure is required, the Audit Committee routinely considers: the nature of the related-person’s interest in the transaction; the material terms of the transaction; the importance of the transaction to the related person and to the Company and the extent to which such transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and any other matters deemed appropriate by the Audit Committee. All related-party transactions described in this Proxy Statement have been reviewed in accordance with this policy.

JOINT VENTURES

Mr. Milton Cooper has investments in certain real estate joint ventures and limited partnerships. The Company has an interest in certain of these joint ventures and partnerships which own and operate certain of the Company’s property interests. The Company receives various fees related to these joint ventures and partnerships.

FAMILY RELATIONSHIPS

Paul Dooley, Vice President of Property Tax/Insurance of the Company, is the son of Mr. Dooley, a director of the Company. Paul Dooley received total compensation of $390,363 from the Company in fiscal year 2017, calculated in the same manner as the Summary Compensation Table. This compensation includes a base salary in 2017 as an employee of the Company of $300,000 with the remaining balance comprised of (i) compensation cost to the Company in 2017 of equity awards recognized for financial reporting purposes over the requisite service period, calculated in accordance with the provision of FASB ASC 718, (ii) bonuses and (iii) various benefits.

Ross Cooper, President and Chief Investment Officer of the Company, is the grandson of Mr. Milton Cooper, Executive Chairman of the Board of Directors.

50       Kimco Realty Corporation 2018 PROXY STATEMENT

PROHEALTH LEASES

ProHEALTH is a multi-specialty physician group practice offering one-stop health care. ProHEALTH’s CEO, Dr. David Cooper, M.D. is a son of Milton Cooper, Executive Chairman of the Board of Directors and the father of Ross Cooper, President and Chief Investment Officer of the Company. ProHEALTH and/or its affiliates have leasing arrangements with the Company whereby two consolidated property locations are currently under lease. Total annual base rent for properties leased to ProHEALTH for the year ended December 31, 2017 aggregated $0.4 million. The Company determined that the leasing terms for these leases are consistent with fair market rental values and that the transactions, taken as a whole, are no less favorable to the Company than terms available to an unaffiliated third party under similar circumstances.

TRANSACTIONS WITH RIPCO REAL ESTATE CORPORATION

Ripco Real Estate Corp. (“Ripco”) business activities include serving as a leasing agent and representative for national and regional retailers including Target, Best Buy, Kohl’s and many others, providing real estate brokerage services and principal real estate investing. Todd Cooper, an officer and 50% stockholder of Ripco, is a son of Milton Cooper. During 2017, the Company paid brokerage commissions of $0.4 million to Ripco for services rendered primarily as leasing agent for various national tenants in shopping center properties owned by the Company. The Company believes that the brokerage commissions paid were at or below the customary rates for such leasing services.

JOINT VENTURE WITH COLONY NORTHSTAR

The Company’s indirect subsidiary, KRS AB Acquisition, LLC (the “ABS Venture”), had a combined 14.35% noncontrolling interest (of which the Company’s share was 9.8% and Colony NorthStar, Inc. (“Colony NorthStar”) held a 4.3% ownership interest), in AB Acquisition, LLC (“AB Acquisition”), a joint venture which owned Albertsons LLC (“Albertsons”), NAI Group Holdings Inc. (“NAI”), and Safeway Inc. (“Safeway”). The Company held a controlling interest in the ABS Venture and consolidated this entity. Richard B. Saltzman, a member of the Board of Directors of the Company, is the Chief Executive Officer and President of Colony NorthStar.

During June 2017, the ABS Venture received an aggregate cash distribution of $34.6 million from Albertsons, of which the Company’s combined share was $23.7 million with the remaining $10.9 million distributed to the two noncontrolling interest members in the ABS Venture, including Colony NorthStar.

During December 2017, the AB Acquisition structure was reorganized such that all interests in Albertsons, NAI and Safeway are owned by a single new corporation, Albertsons Companies, Inc. (“ACI”). In connection with this transaction, the ABS Venture was dissolved and the equity interests were distributed to the owning entities. As such, the Company now owns 9.74% of the common stock of ACI through newly formed, wholly owned partnerships. The Company’s previous two noncontrolling members, including Colony NorthStar, now own their respective interests directly and are no longer in a joint venture with the Company.

Kimco Realty Corporation 2018 PROXY STATEMENT       51

AUDIT COMMITTEE REPORT

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board of Directors”) of Kimco Realty Corporation, a Maryland corporation (the “Company”), is responsible for providing objective oversight of the Company’s financial accounting and reporting functions, system of internal control and audit process. During 2017, all of the directors who served on the Audit Committee were independent as defined under the current listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter is available on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

Management of the Company is responsible for the Company’s system of internal control and its financial reporting process. The independent registered public accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent integrated audit of the Company’s consolidated financial statements and its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee is responsible for the monitoring and oversight of these processes.

In connection with these responsibilities, the Audit Committee met with management and the Company’s independent registered public accounting firm to review and discuss the December 31, 2017 audited consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with the independent registered public accountants the matters required by Auditing Standard No. 1301 (Communications with Audit Committees). The Audit Committee also received written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accountants their independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accountants and the Audit Committee’s review of the December 31, 2017 audited consolidated financial statements and the representations of management and required communications from the Company’s independent registered public accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
Philip E. Coviello, Chairman
Richard G. Dooley
Joe Grills
Frank Lourenso
Mary Hogan Preusse

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

52       Kimco Realty Corporation 2018 PROXY STATEMENT

PROPOSAL 2 ADVISORY RESOLUTION TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, we are providing our stockholders with a vote for the approval, on a non-binding, advisory basis of the Company’s executive compensation as disclosed in this Proxy Statement in accordance with the SEC Rules.

Our Board of Directors is committed to corporate governance best practices and recognizes the substantial interests that stockholders have in executive compensation matters. The Executive Compensation Committee of our Board of Directors has designed our executive compensation programs to achieve the following key objectives:

Objective	How our compensation programs reflect this objective
Achieve long-term Company performance	●Align executive compensation with the Company’s and the individual’s performance ●Make a substantial portion of total compensation variable with performance
Align executives’ and stockholders’ interests
●Provide executives with the opportunity to participate in the ownership of the Company
●Reward executives for long-term growth in the value of our stock
●Link executive pay to specific, measurable results intended to create value for stockholders

Motivate executives to achieve key performance goals
●Compensate executives with performance-based awards that depend upon the achievement of established corporate targets
●Reward executives for individual contributions to the Company’s achievement of Company-wide performance measures

Attract and retain a talented executive team	●Utilize independent compensation consultants and market survey data to understand pay relative to peer companies

We encourage stockholders to review the Compensation Discussion and Analysis section beginning on page 30 of this Proxy Statement, which describes in detail our executive compensation philosophy and the design of our executive compensation programs. Our Board of Directors believes the Company’s executive compensation programs are effective in creating value for our stockholders and moving the Company towards realizing its long-term goals.

The Company has determined to hold a Say-on-Pay advisory vote every year and the next Say-on-Pay advisory vote shall occur at the 2019 Annual Meeting of Stockholders. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), we are asking our stockholders to approve the compensation of our NEOs by casting a vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure.”

The vote sought by this proposal is advisory and not binding on the Company, the Board of Directors or the Executive Compensation Committee. Although the vote is advisory and non-binding, the Company, the Board of Directors and the Executive Compensation Committee value the input of the Company’s stockholders, and the Executive Compensation Committee will consider the outcome of the vote when making future executive compensation determinations.

VOTE REQUIRED

The vote on the advisory resolution to approve the Company’s executive compensation requires the affirmative vote of a majority of the votes cast on the matter. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY RESOLUTION TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

Kimco Realty Corporation 2018 PROXY STATEMENT       53

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP was engaged to perform the integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2017. There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than pertaining to its engagement as independent registered public accountants for the Company in previous years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

The following table provides information relating to the fees billed to the Company by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2017 and 2016:

Type of Fees	2017	2016
Audit Fees(1)	$1,872,801	$1,821,865
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	—	$1,955
Total	$1,872,801	$1,823,820

(1) Audit fees include all fees for services in connection with (i) the annual integrated audit of the Company’s fiscal 2017 and 2016 financial statements and internal control over financial reporting included in its annual reports on Form 10-K, (ii) the review of the financial statements included in the Company’s quarterly reports on Form 10-Q, (iii) as applicable, the consents and other required letters issued in connection with debt and equity offerings and the filing of the Company’s shelf registration statement, current reports on Form 8-K and proxy statements during 2017 and 2016, (iv) ongoing consultations regarding accounting for new transactions and pronouncements and (v) out of pocket expenses.
(2) All other fees consisted of fees billed for other products and services. The fees relate to a publication subscription service and software licensing for accounting and professional standards.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of PricewaterhouseCoopers LLP. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accountants.

On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accountants. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services as compared to the approved amounts. The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that such pre-approvals are reported on at a subsequent Audit Committee meeting. All services performed for 2017 and 2016 were pre-approved by the Audit Committee.

54       Kimco Realty Corporation 2018 PROXY STATEMENT

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. PricewaterhouseCoopers LLP has been retained as the Company’s external auditor continuously since 1986. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Additionally, in conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of PricewaterhouseCoopers LLP’s new lead engagement partner. The members of the Audit Committee and the Board of Directors believe that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company.

VOTE REQUIRED

The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the matter. For purposes of this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote. Because brokers have discretionary voting authority with regard to this proposal under the rules of the New York Stock Exchange, we do not expect any broker non-votes.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports (Forms 3, 4 and 5) of the ownership and changes in the ownership of such equity securities with the SEC and the NYSE. Directors, officers and beneficial owners of more than 10% of the Company’s stock are required by SEC regulation to furnish the Company with copies of all such forms which they file.

Based solely on the Company’s review of the copies of Forms 3, 4 and 5 and amendments thereto received by it for the year ended December 31, 2017, or written representations from certain reporting persons that no such forms were required to be filed by those persons, the Company believes that during the year ended December 31, 2017, all such filings under Section 16(a) of the Exchange Act were filed on a timely basis by its directors, officers, beneficial owners of more than 10% of shares of Common Stock and other persons subject to Section 16(a) of the Exchange Act.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2017, Messrs. Grills, Coviello, Dooley, Lourenso and Saltzman and Mses. Nicholas and Hogan Preusse served on the Executive Compensation Committee of the Company. No member of the Executive Compensation Committee was, during 2017, an officer or employee of the Company or was formerly an officer of the Company. See the discussion of certain relationships and related transactions beginning on page 50, some of which involve members of the Executive Compensation Committee. During 2017, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity that had one or more of its executive officers serving on the Company’s Board of Directors or its Executive Compensation Committee.

Kimco Realty Corporation 2018 PROXY STATEMENT       55

STOCKHOLDER NOMINEES FOR DIRECTOR AND OTHER STOCKHOLDER PROPOSALS

Stockholders interested in presenting a proposal for inclusion in the Proxy Statement for the 2019 Annual Meeting of stockholders may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive offices by November 15, 2018 or not less than 120 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. Under our current Bylaws, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders at our 2019 Annual Meeting, but not included in Company’s proxy statement, may be made by a stockholder of record both at the time of giving notice by the stockholder and at the time of the Meeting who is entitled to vote in the election of each individual so nominated or on such other business and who delivers notice along with the additional information and materials required by our current Bylaws to our Secretary at the principal executive office of the Company not earlier than 150 days and not later than 5:00 p.m., Eastern Time on the 120th day prior to the first anniversary of the date of the proxy statement for the 2018 Annual Meeting. In order for a nomination to be considered, proponents must provide all of the information required by our current Bylaws. We also may require any proposed nominee to furnish such other information as may be reasonably required to determine whether the proposed nominee is eligible to serve as a director or that could be material to a reasonable stockholder’s understanding of the nominee’s independence or lack thereof. You can obtain a copy of the full text of the Bylaw provision noted above by writing to our Secretary at our address listed on the cover of this Proxy Statement. Our current Bylaws were filed with the SEC as an exhibit to our annual report on Form 10-K for the year ended December 31, 2008.

DOCUMENTS INCORPORATED BY REFERENCE

This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Reference should be made to the Company’s annual report on Form 10-K for the year ended December 31, 2017, as certain portions of such document are incorporated herein by reference. The Company’s annual report on Form 10-K for the year ended December 31, 2017 is available upon request without charge. Requests may be oral or written and should be directed to the attention of the Secretary of the Company at the principal executive offices of the Company. In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting shall be deemed incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or in a subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

Within the Investors section of the Company’s website located at www.kimcorealty.com, you can obtain, free of charge, a copy of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we file such material electronically with, or furnish it to, the SEC.

OTHER BUSINESS

All shares represented by the accompanying proxy will be voted in accordance with the proxy. The Company knows of no other business which will come before the Meeting for action. However, as to any such business, the persons authorized to act as proxies will have authority to act in their discretion.

56       Kimco Realty Corporation 2018 PROXY STATEMENT

ATTENDANCE AND VOTING PROCEDURES AT THE ANNUAL MEETING

If you intend to vote in person, you may be asked to present valid photo identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Meeting. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the Meeting, you will need to bring an account statement or other acceptable evidence of ownership of our Common Stock as of the close of business on February 28, 2018, the record date for voting. Alternatively, in order to vote, you may obtain a proxy from your bank, broker or other nominee and bring the proxy to the Meeting.

ANNUAL MEETING

April 24, 2018
10:00 a.m. (local time)
Grand Hyatt New York
109 East 42nd Street
New York, NY 10017

Kimco Realty Corporation 2018 PROXY STATEMENT       57

ANNEX A

We calculate funds from operations available to the Company’s common shareholders (“FFO”) (a non-GAAP financial measure within the meaning of the rules of the SEC) from net income available to the Company’s common shareholders, as shown on our Consolidated Statements of Income, by excluding (i) gains or losses from sales of operating real estate assets and change in control of interest, (ii) impairments of depreciable real estate and (iii) impairments of non-consolidated entities that are in-substance real estate investments, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures. We present FFO as adjusted as an additional supplemental measure as we believe it is more reflective of the Company’s core operating performance. We believe FFO as adjusted provides investors and analysts an additional measure in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. We calculate FFO as adjusted (a non-GAAP financial measure within the meaning of the rules of the SEC) starting with the calculation of FFO as described previously and excluding the effects of certain transactional income and expenses and non-operating impairments.

Our method of calculating FFO and FFO as adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. We believe that FFO and FFO as adjusted, are important metrics in determining the success of our business as a real estate owner and operator. See the reconciliations to the applicable GAAP measure below.

RECONCILIATION OF NET INCOME AVAILABLE TO THE COMPANY’S COMMON SHAREHOLDERS TO FFO AND FFO AS ADJUSTED (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	Year Ended December 31,
	2017	2016
Net income available to the Company’s common shareholders	$372,461	$332,630
Gain on disposition of operating properties	(92,830)	(92,824)
Gain on disposition of joint venture operating properties and change in control of interests	(79,034)	(217,819)
Depreciation and amortization – real estate related	356,191	347,315
Depreciation and amortization – real estate joint ventures	39,248	45,098
Impairments of operating properties	65,148	101,928
(Benefit)/provision for income taxes(1)	(39)	39,570
Noncontrolling interests(1)	(5,583)	(182)
FFO available to the Company’s common shareholders	655,562	555,716
Transactional (income)/expense, net	(11,327)	73,689
FFO available to the Company’s common shareholders as adjusted	$644,235	$629,405
Weighted average shares outstanding for FFO calculations:
Basic	423,614	418,402
Units	852	853
Dilutive effect of equity awards	405	1,307
Diluted	424,871 (2)	420,562	(2)

FFO per common share – basic	$1.55	$1.33
FFO per common share – diluted	$1.55 (2)	$1.32	(2)
FFO as adjusted per common share – diluted	$1.52 (2)	$1.50	(2)

(1) Related to gains, impairments and depreciation on operating properties, where applicable.
(2) Reflects the potential impact if certain units were converted to Common Stock at the beginning of the period. Funds from operations would be increased by $923 and $881 for the years ended December 31, 2017 and 2016, respectively.

58       Kimco Realty Corporation 2018 PROXY STATEMENT

ANNEX A

EBITDA (a non-GAAP financial measure within the meaning of the rules of the SEC) is calculated as net income before (i) interest, (ii) taxes, (iii) gains from sales of operating properties and change in control of interests, (iv) impairments of depreciable real estate, (v) impairments of non-consolidated entities that are in-substance real estate investments and (vi) depreciation and amortization. EBITDA as adjusted excludes the effects of non-operating transactional income and expenses. We calculate EBITDA as adjusted (a non-GAAP financial measure within the meaning of the rules of the SEC) starting with EBITDA as described in the previous sentence and excluding the effects of non-operating impairments and certain transactional income and expenses.

Our method of calculating EBITDA and EBITDA as adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. We believe that EBITDA and EBITDA as adjusted, are important metrics in determining the success of our business as a real estate owner and operator. See the reconciliations to the applicable GAAP measure below.

RECONCILIATION OF NET INCOME TO EBITDA AND EBITDA AS ADJUSTED (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	Year Ended December 31,
	2017	2016
Net Income	$439,671	$386,138
Interest	191,956	192,549
Early extinguishment of debt charges	1,753	45,674
Depreciation and amortization	360,811	355,320
Gain on sale of operating properties	(93,538)	(92,823)
Gain on sale of joint venture operating properties and change in control of interests	(79,034)	(217,819)
Impairment charges	67,331	93,727
Impairment of joint venture property carrying values	9,584	14,975
(Benefit)/provision for income taxes	(880)	78,583
Consolidated EBITDA	897,654	856,324
Transactional income, net	(43,378)	(17,605)
Consolidated EBITDA as adjusted	$854,276	$838,719

Consolidated EBITDA	$897,654	$856,324
Pro-rata share of interest expense - real estate joint ventures	26,827	35,375
Pro-rata share of depreciation and amortization - real estate joint ventures	39,248	45,098
EBITDA including pro-rata share - joint ventures	963,729	936,797
Transactional income, net	(43,378)	(17,605)
EBITDA as adjusted including pro-rata share - joint ventures	$920,351	$919,192

Kimco Realty Corporation 2018 PROXY STATEMENT       59

3333 New Hyde Park Road
New Hyde Park, NY 11042
Tel: 516-869-9000
kimcorealty.com / blog.kimcorealty.com

KIMCO REALTY CORPORATION
3333 NEW HYDE PARK ROAD, STE 100
NEW HYDE PARK, NY 11042

AUTHORIZE YOUR PROXY BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 23, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 23, 2018. Have your proxy card in hand when you call and then follow the instructions.

AUTHORIZE YOUR PROXY BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E39405-P02808	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

KIMCO REALTY CORPORATION

The Board of Directors recommends you vote FOR the election of all of the following nominees:
1	-	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES:		For	Against	Abstain

		1a.	Milton Cooper	☐	☐	☐

		1b.	Philip E. Coviello	☐	☐	☐

		1c.	Richard G. Dooley	☐	☐	☐

		1d.	Conor C. Flynn	☐	☐	☐

		1e.	Joe Grills	☐	☐	☐

		For	Against	Abstain

1f.	Frank Lourenso	☐	☐	☐

1g.	Colombe M. Nicholas	☐	☐	☐

1h.	Mary Hogan Preusse	☐	☐	☐

1i.	Richard B. Saltzman	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain

2	-	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR THE ADVISORY RESOLUTION TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION (AS MORE PARTICULARLY DESCRIBED IN THE PROXY STATEMENT).	☐	☐	☐

3	-	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018 (AS MORE PARTICULARLY DESCRIBED IN THE PROXY STATEMENT).	☐	☐	☐

4	-	TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF IN THE DISCRETION OF THE PROXY HOLDER.

			Yes	No

		Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon and date. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give full title as such. Joint owners should each sign personally. All holders must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET For security purposes, please bring this ticket and valid picture identification with you if you are attending the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
E39406-P02808

KIMCO REALTY CORPORATION
PROXY
This Proxy is Solicited on Behalf of the Board of Directors of
Kimco Realty Corporation

The undersigned stockholder of Kimco Realty Corporation, a Maryland corporation (the "Company"), hereby appoints Milton Cooper and Bruce Rubenstein, or either of them, as Proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes them to represent the undersigned with all powers possessed by the undersigned if personally present at the meeting, and cast on behalf of the undersigned all votes that the undersigned is entitled to cast by the undersigned at the close of business on February 28, 2018, at the Annual Meeting of Stockholders to be held on April 24, 2018, at 10:00 a.m., local time, or any postponement(s) or adjournment(s) thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference into this Proxy, and revokes any Proxy heretofore given with respect to such meeting.

The undersigned also provides directions to T. Rowe Price Trust Company, Trustee to vote shares of common stock of the Company, allocated respectively, to accounts of the undersigned under The Kimco Realty Corporation 401(k) Plan and which are entitled to be voted at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this proxy card.

The Board of Directors of the Company recommends that stockholders vote FOR the election of the Board of Director nominees named in the Proxy Statement, FOR the advisory resolution to approve the Company's executive compensation and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If properly executed, but no direction is made, this Proxy will be voted FOR each nominee and FOR proposals 2 and 3. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

Continued and to be signed on reverse side